Execution Version

UNIT PURCHASE AGREEMENT

dated as of December 23, 2013

by and among

GFA BRANDS, INC.,

BOULDER BRANDS, INC.,

SELLERS (AS DEFINED HEREIN)

and

BURRITO INVESTMENT GROUP LLC
in the capacity of Seller Representative

i

3.19	Product Warranty.	23
3.20	Regulatory Matters.	24
3.21	Inventory; Product Recipes	24
3.22	Customers; Suppliers	25
3.23	Accelerated Purchasing	25
3.24	Capital Expenditures	25
3.25	Company Indebtedness	25
3.26	Accounts Receivable	26
3.27	No Other Representations and Warranties	26
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	26
4.1	Organization, Authorization and Corporate Power	26
4.2	Noncontravention	27
4.3	Sufficiency of Funds	27
4.4	Legal Proceedings	27
4.5	Solvency.	27
4.6	Brokers	28
4.7	Investment Purpose	28
4.8	Independent Investigation	28
ARTICLE 5	AGREEMENTS	28
5.1	Publicity.	28
5.2	WARN Act	29
5.3	Employees and Employee Benefit Plans.	29
5.4	Director and Officer Indemnification and Insurance.	31
5.5	Further Assurances	32
5.6	Books and Records	32
5.7	Confidentiality	32
5.8	Non-Solicitation	33
5.9	Seller Release	34
ARTICLE 6	INDEMNIFICATION	34
6.1	Survival	34
6.2	Indemnification By Sellers	34
6.3	Indemnification By Buyer	36
6.4	Certain Limitations	36

ii

6.5	Indemnification Procedures.	38
6.6	Tax Treatment of Indemnification Payments	40
6.7	Effect of Investigation	40
6.8	Exclusive Remedies	40
6.9	Escrow Agreement.	40
ARTICLE 7	Tax Matters	41
7.1	Straddle Period Taxes	41
7.2	Tax Returns and Payments.	41
7.3	Refunds	42
7.4	Covenants Regarding Certain Actions With Respect to Taxes	42
7.5	Contests.	42
7.6	Cooperation and Exchange of Information on Tax Matters After the Closing	43
7.7	Purchase Price Allocation.	44
7.8	Transfer Taxes	44
7.9	Miscellaneous.	45
ARTICLE 8	MISCELLANEOUS	45
8.1	Expenses	45
8.2	No Third Party Beneficiaries	45
8.3	Entire Agreement	45
8.4	Succession and Assignment	45
8.5	Counterparts and Electronic Transmission	46
8.6	Headings	46
8.7	Notices	46
8.8	Governing Law; Jurisdiction.	47
8.9	Legal Representation	48
8.10	Amendments and Waivers	48
8.11	Severability	48
8.12	Disclosure Schedule	49
8.13	Specific Performance	49
8.14	Separate Counsel	49
8.15	Seller Representative.	50
8.16	Buyer Parent Guaranty	51

iii

8.17	Construction.	51

Schedules

Schedule I	-	Schedule of Sellers
Schedule II	-	Schedule of Non-Compete Parties

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Escrow Agreement

iv

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into as of December 23, 2013, by and among GFA Brands, Inc., a Delaware corporation (“Buyer”), Boulder Brands, Inc., a Delaware corporation (“Buyer Parent”), the Persons listed on Schedule I attached hereto (each a “Seller” and collectively, the “Sellers”) and Burrito Investment Group LLC, in the capacity of Seller Representative (as defined herein). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, the Sellers collectively own all of the issued and outstanding Series B Preferred Units, Series A Preferred Units, Common Units and Incentive Units (collectively, the “Units”) of Phil’s Fresh Foods, LLC, a Delaware limited liability company (the “Company”), which Units collectively constitute all of the issued and outstanding membership interests of the Company; and

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Units, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE UNIT PURCHASE

1.1 Purchase and Sale of Units. In accordance with the terms of this Agreement, each of the Sellers hereby sells, transfers and delivers to Buyer, free and clear of any and all Liens, other than Permitted Equity Liens, and Buyer hereby purchases from each of the Sellers, all of the Units held by each such Seller as set forth on Schedule I attached hereto, for the consideration specified in Section 1.2. As used in this Agreement, “Permitted Equity Liens” means restrictions on the transfer of Units arising under federal and state securities laws.

1.2 Purchase Price. The aggregate payment to be made by Buyer at the Closing for all of the Units under this Agreement shall be the Estimated Purchase Price. For purposes of this Agreement, “Purchase Price” shall mean an amount equal to the sum of (i) FORTY EIGHT MILLION DOLLARS ($48,000,000), plus (ii) the amount of Cash on Hand as of immediately prior to the Closing, plus (iii) the amount by which the Closing Working Capital as of the close of business on the Closing Date exceeds the Target Working Capital, if any minus (iv) the amount by which the Target Working Capital exceeds the Closing Working Capital as of the close of business on the Closing Date, if any, less (v) the amount of Funded Indebtedness as of immediately prior to the Closing, less (vi) the amount of any Transaction Expenses which have not been paid as of immediately prior to the Closing, in each case as determined pursuant to Section 1.3.

1.3 Estimated Purchase Price; Post-Closing Adjustment.

(a) Estimated Purchase Price. Prior to the Closing, the Seller Representative prepared and delivered to Buyer a statement setting forth the Seller Representative’s good faith estimate of the Purchase Price (including an estimate of Cash on Hand as of immediately prior to the Closing, Closing Working Capital as of the close of business on the Closing Date, Funded Indebtedness as of immediately prior to the Closing, and the amount of any Transaction Expenses which have not been paid as of immediately prior to the Closing, which are referred to herein as the “Price Components”) (the “Estimated Purchase Price”), which statement contains an estimated balance sheet of the Company as of the close of business on the Closing Date (without giving effect to any purchase accounting adjustments that may result from the transactions contemplated herein) (such balance sheet and statement together, the “Estimated Purchase Price Statement”). Each Seller, severally and not jointly, represents and warrants that the Estimated Purchase Price Statement was prepared in good faith in accordance with GAAP consistently applied and using the same accounting methods, practices, principles, policies and procedures used for purposes of preparing the Most Recent Balance Sheet.

(b) Post-Closing Adjustment Calculation.

(i) Purchase Price Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth Buyer’s good faith calculation of the Purchase Price (including each of the Price Components), which statement shall contain a balance sheet of the Company as of the close of business on the Closing Date (without giving effect to any purchase accounting adjustments that may result from the transactions contemplated herein) (such balance sheet and statement together, the “Purchase Price Statement”). The Purchase Price Statement shall be substantially in the form of the Estimated Purchase Price Statement.

(ii) Examination. After receipt of the Purchase Price Statement, the Seller Representative shall have thirty (30) days (the “Review Period”) to review the Purchase Price Statement. During the Review Period, subject to Section 8.15(b), the Seller Representative and its representatives shall have reasonable access during normal business hours to (i) the books and records of the Company, (ii) the personnel of, and work papers prepared by, Buyer and/or Buyer’s representatives, and (iii) to such historical financial information, in each case, to the extent that they relate to the Purchase Price Statement as the Seller Representative may reasonably request for the purpose of reviewing the Purchase Price Statement and to prepare a Statement of Objections (as defined below).

(iii) Objection. On or prior to the last day of the Review Period, the Seller Representative may object to the Purchase Price Statement by delivering to Buyer a written statement setting forth the Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller Representative’s disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, then the Purchase Price Statement shall be deemed to have been accepted by the Seller Representative. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, then Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Statement of Objections (the “Resolution Period”). If such objections are so resolved within the Resolution Period, the Purchase Price Statement, with such changes as have been agreed in writing by Buyer and the Seller Representative, shall be final and binding.

2

(iv) Resolution of Disputes. If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any items or amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Grant Thornton LLP or, if Grant Thornton LLP then has any material relationship with Buyer or any of its Affiliates or any of the Sellers or any of their respective Affiliates or is otherwise unwilling or unable to serve, Buyer and the Seller Representative shall, by mutual agreement, appoint another nationally or regionally recognized firm of independent certified public accountants (as the case may be, the “Independent Accountants”) who shall resolve the Disputed Amounts only and make any adjustments to the Purchase Price Statement. The Independent Accountants shall only decide the specific amounts and items under dispute by Buyer and the Seller Representative and the Independent Accountants’ decision for each Disputed Amount must be within the range of values assigned to each such item in the Purchase Price Statement and the Statement of Objections, respectively. Buyer and the Seller Representative shall promptly (i) execute, if requested by the Independent Accountants, a reasonable engagement letter, and (ii) subject to the execution and delivery of a confidentiality agreement by the Independent Accountants, in form and substance reasonably acceptable to Buyer and the Seller Representative, provide all documents and information reasonably requested by the Independent Accountants.

(v) Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be allocated between, on the one hand, the Sellers, severally in accordance with the pro rata percentages set forth on Schedule I attached hereto (the “Seller Allocation”), and on the other hand, Buyer, in proportion to the extent a party did not prevail on the Disputed Amounts.

(vi) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Seller Representative and Buyer shall agree in writing) after their engagement. The resolution by the Independent Accountants of the Disputed Amounts and adjustments to the Purchase Price Statement made by the Independent Accountants shall be conclusive and binding upon the Parties. The Parties agree that the procedure set forth in this Section 1.3(b) for resolving disputes with respect to the Purchase Price Statement shall be the sole and exclusive method for resolving such disputes. The foregoing shall not limit the right or ability of Buyer to indemnification pursuant to, and in accordance with the terms of, Article VI of this Agreement.

(c) Payment of Post-Closing Adjustment.

(i) If the Purchase Price set forth in the Purchase Price Statement, as finally determined in accordance with the provisions of Section 1.3(b), is greater than the Estimated Purchase Price (the amount by which it is greater than the Estimated Purchase Price being referred to as a “Positive Adjustment”), then Buyer shall, within five (5) Business Days of such final determination, pay to the Sellers (in accordance with the Seller Allocation) an amount equal to such Positive Adjustment by wire transfer or other delivery of immediately available funds to the accounts designated in writing by the Sellers.

3

(ii) If the Purchase Price set forth in the Purchase Price Statement, as finally determined in accordance with the provisions of this Section 1.3(b), is less than the Estimated Purchase Price (the amount by which it is less than the Estimated Purchase Price being referred to as a “Negative Adjustment”), then an amount equal to such Negative Adjustment shall be paid to Buyer out of the Escrow Fund, and Buyer shall prepare, and Buyer and the Seller Representative shall execute and deliver, joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Buyer a portion of the Escrow Fund equal to the amount of the Negative Adjustment, by wire transfer or other delivery of immediately available funds to the account designated in writing by Buyer.

(iii) Any payment to be made pursuant to this Section 1.3(c) shall be increased by an amount equal to the product of such payment multiplied by a rate per annum equal to the prime rate of interest as of the Closing Date as reported in the Wall Street Journal plus two percent (2%), calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the Closing Date to the date of payment.

(d) Treatment of Payment. Any payment made under Section 1.3(c) shall be treated as an adjustment to the Purchase Price except as otherwise required by applicable Law.

1.4 The Closing. The purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Robinson & Cole LLP, located at Chrysler East Building, 666 Third Avenue, 20th Floor, New York, New York 10017, on the date of this Agreement (the “Closing Date”), or at such other place as the Parties may mutually agree in writing. Notwithstanding the foregoing, upon the mutual agreement of the Parties, the Closing may be consummated via the delivery of executed documents via mail or overnight service or via the transmission of executed signature pages by facsimile or electronic mail.

1.5 Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Buyer shall:

(i) pay to each Seller, such Seller’s portion (in accordance with the Seller Allocation) of the Closing Payment, by wire transfer of immediately available funds to the accounts set forth opposite the name of such Seller on Schedule 1.5(a). For purposes of this Agreement, the term “Closing Payment” shall mean an amount equal to (A) the Estimated Purchase Price less (B) the Escrow Amount and less (C) the Representative Expenses Escrow Amount;

(ii) pay to the Escrow Agent, on behalf of the Sellers, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent in the Escrow Agreement, an amount equal to the Escrow Amount for deposit into an escrow account to be established pursuant to the Escrow Agreement (the “Escrow Account”);

4

(iii) pay to the Seller Representative, on behalf of the Sellers, by wire transfer of immediately available funds to the account designated on Schedule 1.5(a), an amount equal to the Representative Expenses Escrow Amount;

(iv) pay, on behalf of the Company, by wire transfer of immediately available funds (i) the Funded Indebtedness, to the Persons and in the respective amounts identified by the Seller Representative in the Closing Certificate, and (ii) all Transaction Expenses, to the Persons and in the respective amounts identified by the Seller Representative in the Closing Certificate;

(v) deliver to the Sellers Representative, the Escrow Agreement, duly executed and delivered by Buyer;

(vi) deliver to each Non-Compete Party a Non-Competition Agreement duly executed by Buyer; and

(vii) deliver to the Seller Representative, a certificate of an executive officer of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of Buyer and Buyer Parent authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer and/or Buyer Parent is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (B) to the incumbency and signatures of the officers of Buyer and Buyer Parent executing this Agreement and the Transaction Documents to which Buyer and/or Buyer Parent is a party and any other document relating to the transactions contemplated thereby.

(b) The Seller Representative shall deliver or cause to be delivered to Buyer:

(i) the Escrow Agreement, duly executed and delivered by the Seller Representative;

(ii) Non-Competition Agreements, duly executed by each Non-Compete Party;

(iii) a certificate duly executed by the Seller Representative (the “Closing Certificate”), dated as of the Closing Date, setting forth the identity, amount, and wire instructions for each Person to whom all or any portion of the Funded Indebtedness and the unpaid Transaction Expenses are owed as of the Closing Date;

(iv) [intentionally omitted];

(v) resignations, effective as of the Closing, of each Board Member and officer of the Company;

(vi) evidence reasonably satisfactory to Buyer that (i) the Company has transferred its equity interest in the Incentive Company to the Seller Representative, and (ii) the Seller Representative has replaced the Company as the “Manager” of the Incentive Company (the “Restructuring”);

5

(vii) payoff letters reasonably satisfactory to Buyer with respect to all Funded Indebtedness duly executed and delivered to Buyer;

(viii) evidence reasonably satisfactory to Buyer of the termination, as of the Closing, of (A) that certain Management Services Agreement, dated March 17, 2009, by and between the Company and Spier Consumer Capital LLC, as amended, (B) that certain Management Services Agreement, dated March 17, 2009, by and between the Company and Revelry Brands, LLC (as assignee of Hellowave LLC), as amended, and (C) that certain Management Services Agreement, dated January 9, 2012, by and between the Company and Alliance Consumer Growth, LLC, as amended;

(ix) a duly executed certificate of non-foreign status for each Seller in the form and manner that complies with Section 1445 of the Code and the U.S. Treasury Regulations promulgated thereunder;

(x) a certificate of an executive officer of the Company certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Company, as in effect immediately prior to the Closing, and (B) the resolutions adopted unanimously by the Board of Managers or the Company authorizing and approving the consummation of the transactions contemplated hereby, including the transfer of the Units to Buyer pursuant to the terms hereof;

(xi) from each Seller, a certificate of an executive officer of such Seller, certifying (A) that attached thereto are true and complete copies of (1) the Organizational Documents of such Seller, as in effect immediately prior to the Closing, (2) the resolutions adopted by the board of directors (or equivalent body) of such Seller, authorizing and approving the consummation of the transactions contemplated hereby, including, in the case of a Seller, the transfer of such Seller’s Units to Buyer pursuant to the terms hereof and (B) to the incumbency and signatures of the officers of such Seller, executing this Agreement and the Transaction Documents to which such Seller is a party and any other document relating to the transactions contemplated thereby; and

(xii) evidence reasonably satisfactory to Buyer that Sellers or the Company shall have obtained all consents, approvals, acknowledgments and authorizations necessary in connection with the transactions contemplated by this Agreement, including the consents and approvals set forth on Schedule 1.5(b)(xii), in each case on terms and conditions reasonably satisfactory to Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally and not jointly, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article 2 are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Subject to Section 8.12, the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2.

6

2.1 Authority and Binding Obligation. Such Seller is duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of organization. Such Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite organizational action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer and Buyer Parent and the other Sellers) this Agreement and such other Transaction Documents constitute the valid and binding obligations of such Seller, enforceable against such Seller, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2 Title to Units. Such Seller directly owns, of record and beneficially and has good and valid title to the Units set forth opposite such Seller’s name on Schedule I, free and clear of any and all Liens, except for Liens created by the Company Operating Agreement, and has the right, power, authority and capacity to sell and transfer such Units to Buyer in the manner provided herein, free and clear of any and all Liens, except for Permitted Equity Liens. Schedule I sets forth a true and correct description of all Units owned by such Seller.

2.3 Noncontravention. None of the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Organizational Documents of such Seller or any Affiliate of such Seller (other than the Company), (b) require on the part of such Seller or any Affiliate of such Seller (other than the Company) any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Entity, (c) require the consent, notice or other action by any Person under, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, any Contract to which such Seller or any Affiliate of such Seller (other than the Company) is bound, or (d) violate any Order or Legal Requirement applicable to such Seller or any Affiliate of such Seller (other than the Company).

7

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO THE COMPANY

Each Seller, severally and not jointly, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article 3 are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Subject to Section 8.12, the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3.

3.1 Organization, Power and Authority of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has provided to Buyer a true, correct and complete copy of the certificate of formation and limited liability company agreement of the Company, each as amended through the date hereof.

3.2 Capitalization.

(a) The number of issued and outstanding membership interests of the Company, and the class thereof, is set forth on Schedule I. All of the issued and outstanding membership interests of the Company have been duly authorized and validly issued and are owned of record and beneficially by the Sellers listed on Schedule I, free and clear of all Liens, except for Liens created by the Company Operating Agreement.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests or other equity securities of the Company obligating the Company to issue or sell any membership interests or other equity interests.

(c) There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. Except for the Company Operating Agreement, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Units.

(d) Except for the equity interest in the Incentive Company being transferred to the Seller Representative at the Closing, the Company does not have (nor has it had at any time) any Subsidiaries and does not own, and has no right (contingent or otherwise) to acquire, any equity interest in any other Person.

8

3.3 Noncontravention. None of the execution or delivery by the Sellers of this Agreement and the other Transaction Documents to which any of them is a party, the performance by the Sellers of their respective obligations hereunder and thereunder nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Entity, (c) except as set forth on Schedule 3.3, require the consent, notice or other action by any Person under, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, or create in any party the right to terminate, modify or cancel any Contract to which the Company is a party or any of its assets are subject, or (d) violate any Order or Legal Requirement applicable to the Company or any of its assets.

3.4 Financial Statements.

(a) True, correct and complete copies of the Financial Statements have been provided to Buyer and are attached to Schedule 3.4. Except as set forth on Schedule 3.4, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved, subject, in the case of the unaudited Financial Statements, to normal and recurring year-end adjustments that are not material and the absence of notes, and fairly present in all material respects the financial condition of the Company as of the respective dates indicated and the results of the operations and cash flows of the Company for the periods indicated. The Financial Statements reflect the books and records of the Company in all material respects.

(b) The books and records of the Company accurately reflect all transactions of the Company, including all transactions between the Company, on the one hand, and any Seller or any of its Affiliates, on the other hand. The Company has not received any written notice from its independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c) Except as (and solely to the extent) reflected or reserved against in the Most Recent Balance Sheet included in the Financial Statements or as set forth in Schedule 3.6(c), the Company has no Liabilities except for (i) Liabilities that have been incurred by the Company in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and which, individually and in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, and (ii) any Liabilities that are executory performance obligations to be performed after the date hereof in the Ordinary Course of Business pursuant to Contracts entered into by the Company in the Ordinary Course of Business under which the Company is not in breach or default.

3.5 Absence of Certain Changes. Except as set forth on Schedule 3.5, since December 31, 2012, (i) the Company has been operated in the Ordinary Course of Business in all material respects and (ii) there has been no Event or Events, except as would not, individually or in the aggregate, constitute a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.5, since December 31, 2012, the Company has not:

9

(a) sold, leased, transferred, disposed of, mortgaged or assigned any assets, tangible or intangible, other than in the Ordinary Course of Business;

(b) incurred, assumed, guaranteed or discharged any Funded Indebtedness, other than in the Ordinary Course of Business;

(c) canceled, compromised, knowingly waived or released any material right or material claim (or series of related rights and claims) under any Material Contract, any material Intellectual Property or any other material right or claim of the Company (which includes all rights under any confidentiality provisions of any Contract of the Company), or disclosed any material trade secret of the Company;

(d) canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed $25,000 in the aggregate;

(e) committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $50,000 in the aggregate;

(f) suffered any damages to or destruction or loss of any tangible assets, (whether or not covered by insurance), involving or reasonably expected to involve amounts that exceed $25,000 in the aggregate;

(g) modified its Organizational Documents;

(h) issued, sold or otherwise permitted to become outstanding any of its Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(i) declared or paid any dividends or distributions, including, without limitation, any Tax distributions, on or in respect of its capital stock or redeemed, purchased or acquired any of its capital stock;

(j) implemented any material change in any method of accounting or accounting practice, except as disclosed on the Financial Statements;

(k) implemented any material change to its cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control and methodology of valuation, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(l) incurred any Lien upon its properties or assets, tangible or intangible;

(m) made any investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of assets in the Ordinary Course of Business;

10

(n) failed to maintain in full force and effect insurance policies on its properties or assets providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on December 31, 2012;

(o) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than increases and payments in the Ordinary Course of Business in the compensation payable to employees (none of whom is a director or officer of the Company);

(p) encountered any labor union organizing activity involving the Company or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts involving the Company;

(q) materially modified or changed its business organization or materially and adversely modified or changed its relationship with any of its Key Customers or Key Suppliers;

(r) entered into, amended, modified, varied, altered or otherwise changed any Benefit Plans;

(s) entered into any Contract that is a Material Contract;

(t) accelerated, terminated, materially modified or cancelled any Material Contract;

(u) adopted a plan or Contract of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(v) entered into any Contract with any Related Party;

(w) abandoned, sold, assigned, licensed, transferred, conveyed, or otherwise disposed of any Intellectual Property or any Company SM Account;

(x) disclosed any confidential information or confidential Intellectual Property that is of material significance to the operation of the Company’s business to any Person, other than employees of the Company and other Persons that conduct business with the Company which, in each case, are subject to confidentiality obligations protecting against further disclosure;

(y) developed, created or invented any Intellectual Property jointly with any Person;

(z) failed to file any Tax Return or pay any material Taxes when due; made or changed any material Tax election; changed any annual accounting period; adopted or changed any material Tax accounting method; filed any amended Tax Return; entered into any closing agreement with respect to Taxes; settled any material Tax claim or Tax assessment relating to the Company; consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company; taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax; or

11

(aa) authorized, agreed, resolved or committed (on a contingent basis or otherwise) to any of the foregoing.

3.6 Material Contracts.

(a) Schedule 3.6(a) lists each of the following Contracts to which the Company is a party (together with all Leases listed on Schedule 3.8(b), and all Contracts pursuant to which Intellectual Property or technology is licensed to or from the Company (other than License Agreements not required to be listed on Schedule 3.11(a)), collectively, the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $125,000;

(ii) all Contracts (or series of related Contracts) involving aggregate consideration in excess of $100,000, including Contracts (or series of related Contracts) that the Company reasonably anticipates will involve aggregate consideration in excess of $100,000 in the next twelve (12) months, other than such Contracts (or series of related Contracts) that (A) can be terminated without penalty or Liability and (B) can be terminated with less than ninety (90) days’ notice;

(iii) all Contracts that relate to the sale of assets, other than in the Ordinary Course of Business, and which contain ongoing obligations on the part of the Company;

(iv) all Contracts that relate to the acquisition of any business (or any division or segment thereof), or a material amount of stock or assets, of any other Person (whether by merger, sale of stock, sale of assets or otherwise);

(v) all Contracts that provide for severance, retention, change control or similar payments;

(vi) all Contracts in the nature of a “take-or-pay-contract”;

(vii) all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which (A) are not cancellable without material penalty or (B) require more than ninety (90) days’ notice to terminate;

(viii) all Contracts relating to capital expenditures or capital expenditure commitments of Company, including the remodeling, expansion or consolidation of any manufacturing facilities, equipment purchases, or similar Contracts;

(ix) any options, warrants, or other Contracts pursuant to which any Person has any rights to purchase or acquire from the Company any of its Equity Securities or any Contract pursuant to which any Person has any rights (including option, conversion or preemptive rights and rights of first offer or first refusal or similar rights) to purchase or acquire the Company or any assets or business of the Company (other than Contracts for the purchase of assets of the Company in the Ordinary Course of Business);

12

(x) any union Contract, collective bargaining agreement or similar Contract;

(xi) all Contracts relating to Funded Indebtedness;

(xii) all Contracts with any Governmental Entity;

(xiii) all Contracts relating to the manufacture or packaging of any products;

(xiv) all broker, sales representative, market development, licensing or distribution Contracts;

(xv) all Contracts that constitute a license or royalty agreement involving expected payments of more than $50,000 in any twelve (12) months covered by such license or agreement;

(xvi) all Contracts that limit, restrict or purport to limit the ability of the Company or any of its Affiliates to (A) compete in any line of business or with any Person or in any geographic area or during any period of time or (B) freely engage in business anywhere in the world (including all Contracts obliging the Company or any of its Affiliate to source the entirety of its requirements for any product from a single supplier or to sell the entirety of its production of any particular commodity to a single off-taker);

(xvii) all Contracts that provide for any joint venture, partnership or similar arrangement by the Company;

(xviii) all Contracts with any Key Customers or Key Suppliers;

(xix) all Contracts with any Related Party; and

(xx) all Contracts that, if terminated, would individually have or reasonably be expected to have a Material Adverse Effect.

(b) The Company has provided to Buyer true, correct and complete copies of all Material Contracts (other than License Agreements not required to be listed pursuant to Schedule 3.11(a)), together with all modifications or supplements thereto. Each Material Contract is valid and binding on the Company and, to the Knowledge of Sellers, against each other party thereto, in accordance with its terms and is in full force and effect. Neither the Company nor, to the Sellers’ Knowledge, any other party is in material breach or violation of, or in material default under, any Material Contract, nor is there any event which, with notice or lapse of time or both, would constitute or give rise to any basis for any claim of material breach, violation or default under any Material Contracts by the Company or, to the Knowledge of Sellers, by any other party thereto.

13

3.7 Tax Matters. Except as set forth on Schedule 3.7,

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed (taking into account any extensions of time granted or obtained with respect thereto) and all such Tax Returns are true, complete and correct in all material respects. Except as set forth on Schedule 3.7(a), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return that it is required to file.

(b) Neither the Sellers nor the Company have been notified in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(c) All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid or accrued, except to the extent the same are being contested in good faith (in which case adequate reserves in accordance with GAAP have been established).

(d) The Company has provided to Buyer true, correct and complete copies of all income Tax Returns filed by the Company for the taxable years ended December 31, 2010, 2011 and 2012.

(e) No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any material Taxes of the Company. There are no ongoing Proceedings by any Tax Authority or, to the Sellers’ Knowledge, threatened by any Tax Authority, against the Company. All Tax deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax Authority have been fully paid, or adequate reserves in accordance with GAAP have been established on the books and records of the Company.

(f) The Company is and at all times since its formation has been treated as a partnership or as a disregarded entity for U.S. federal, state and local income tax purposes. The Company is not and has not been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code. The Company is not a successor in interest to any entity that was taxable for U.S. federal, state and local income tax purposes as a C corporation during any taxable period for which the statute of limitations has not expired.

(g) The Company is not bound by, and has no continuing obligation under, any contract providing for the allocation, sharing or indemnification of Taxes.

(h) All material Taxes that the Company is obligated to withhold and pay from amounts owing to any employee, creditor, interest holder or third party have been withheld and timely paid.

(i) There are no Liens with respect to material Taxes upon any of the assets of the Company, other than Permitted Liens.

14

(j) The Company has not been party to (i) a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in U.S. Treasury Regulations Section 1.6011-4(b)(1) or (ii) a “listed transaction” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulations Section 1.6011-4(b)(2).

(k) The Company has not received a private letter ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any corresponding provision of state, local or foreign Law) that, in either case, would materially affect the taxation of the Company after the Closing Date.

(l) Neither Buyer nor the Company will be required to include any material amount in income in, or exclude any material amount of deduction from, taxable income from any Tax period (or portion thereof) ending after the Closing Date as a result of any change in a method of accounting for Tax purposes occurring with respect to the Company prior to the Closing Date.

(m) The Company has never been a member of any consolidated, combined, affiliated or unitary group for any Tax purposes. The Company has no actual liability for Taxes of any Person as a transferee or successor or by contract, which contract provides for the allocation, sharing or indemnification of Taxes.

For purposes of this Section 3.7, the term “Company” shall be deemed to include any current and former Subsidiaries of the Company. Except for certain representations related to Taxes in Section 3.10, the representations and warranties set forth in this Section 3.7 are the Sellers’ sole and exclusive representations and warranties regarding Tax Matters.

3.8 Assets, Real Property.

(a) Except as otherwise set forth on Schedule 3.8(a)(i), the Company has good and valid title to, or a valid leasehold interest in, all tangible property and other assets reflected on the Company’s balance sheet as of December 31, 2012 included in the Financial Statements or acquired after such date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since such date. Except as otherwise set forth on Schedule 3.8(a)(i), all such properties and assets (including leasehold interests) are free and clear of any and all Liens, except for Permitted Liens. Except as otherwise set forth on Schedule 3.8(a)(ii), all of the tangible properties and assets of the Company, including the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible property of the Company are in good operating condition and repair, except for ordinary wear and tear in the Ordinary Course of Business that requires no more than ordinary routine maintenance or repairs. The Company owns or has a valid right to use all of the properties and assets necessary for, or used in, the conduct of its business as currently conducted, and the Company’s ownership and rights to use such properties and assets will survive unchanged the consummation of the transactions contemplated by the Agreement and the other Transaction Documents.

(b) Schedule 3.8(b) lists the street address of each parcel of leased Company Real Property leased by the Company, and a list of all leases for each parcel of leased Company Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Company has not granted any Person, and to the Sellers’ Knowledge no Person other than the Company has, any right to use, occupy or lease any of the Company Real Property. The Company does not own any real property. The Company has a valid leasehold interest in the Company Real Property, free and clear of all Liens. To the Knowledge of Sellers, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Real Property.

15

3.9 Employment Matters.

(a) Schedule 3.9(a) sets forth a true and accurate list of all Company Employees as of the date hereof and their positions. With respect to all Company Employees as of the date hereof, true and complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company with respect to 2013 as well as dates of employment and date and amount of the last salary increase has been made available to Buyer. Except as set forth on such Schedule, no current Company Employee is absent on military, family, disability or other extended leave of absence. The Company is not delinquent in payments to any Company Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them.

(b) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any Company Employee. Since January 1, 2011, there has not been, nor, to the Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute involving the Company.

(c) The Company is, and has at all times been, in material compliance with all applicable Laws pertaining to employment and employment practices. There are no Proceedings against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, with any Governmental Entity or arbitrator in connection with the employment of any Company Employee or former employee of the Company.

3.10 Employee Benefit Matters.

(a) Schedule 3.10(a) contains a list of each pension, profit sharing, welfare benefit, retirement, employment, compensation, bonus, incentive, change in control, severance, retention, stock option or other equity-based award, vacation, life insurance, medical, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Company Employees or the beneficiaries or dependents of any such Company Employees, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has or could have any material liability (as listed on Schedule 3.10(a), each, a “Benefit Plan”). The Company has operated and administered each Benefit Plan in material compliance with the terms of such Benefit Plan and all applicable Laws including, without limitation, the Code and ERISA.

(b) Neither the Company nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is the Company or any ERISA Affiliate required to contribute to, nor has the Company, any Subsidiary nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a pension plan which is subject to Title IV of ERISA. At no time during the last six years has the Company, any Subsidiary or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any “multiemployer plan” as defined in Section 3(37) of ERISA or “multiple employer plan” under Section 4063 of ERISA. For purposes of this Agreement, an “ERISA Affiliate” shall mean any individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

16

(c) With respect to each Benefit Plan, the Company has delivered or made available to Buyer (i) a complete and correct copy of such plan or, if not written, a summary of such plan, and all related trust documents and service agreements, (ii) the most recent Internal Revenue Service determination letter, if applicable, (iii) the current summary plan description, if applicable (and any summaries of material modifications related thereto), (iv) the two most recent annual report (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto, if applicable, and (iv) the most recent actuarial valuation report, if applicable.

(d) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(e) Except as set forth on Schedule 3.10(e) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) or insured disability benefits that continue after termination of employment.

(f) There is no pending or, to the Sellers’ Knowledge, threatened, Proceeding relating to a Benefit Plan (other than routine claims for benefits in the ordinary course) pending or, to Sellers’ Knowledge, threatened, with respect to any Benefit Plan or by any Company Employee against the Company, other than any such Proceedings that would not, individually or in the aggregate, reasonably be expected to result in a material Liability with respect to the Company. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, and the terms of all applicable Laws except where such failure would not constitute a material liability to the Company.

(g) Except as set forth on Schedule 3.10(g), no Benefit Plan exists that would, or would reasonably be expected to, by reason of the execution and delivery of this Agreement and the other Transaction Documents, the performance by the parties hereto of their obligations hereunder or the consummation of any transaction contemplated by such Transaction Documents: (i) result in the payment to any Company Employee, Board Member or consultant of the Company of any material amount, except for amounts paid in the Ordinary Course of Business; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, manager or consultant of the Company.

17

(h) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

(i) The Company has not classified an individual as an “independent contractor” or of similar status who, according to any Benefit Plan or agreement or applicable law, should have been classified as an employee or of similar status.

(j) Schedule 5.3(d) sets forth a full and complete list of the Company Employees entitled to bonus amounts under the Phil’s Fresh Foods, LLC 2013 Bonus Plan and the maximum bonus amount to which each such Company Employee is entitled under such plan.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a list of (i) each registered, applied for or issued item of Intellectual Property that is owned by the Company (the “Registered Intellectual Property”), (ii) any Company SM Accounts and (iii) any unregistered trademarks that are owned by the Company. Schedule 3.11(a) additionally sets forth a list of all Intellectual Property and/or technology license agreements and similar arrangements that are material to the operation of the business of the Company or otherwise held by the Company and identification for each such agreement or arrangement of whether the Company is licensee or licensor (the “License Agreements”) (other than “off the shelf” licenses pursuant to which the Company licenses such Intellectual Property or technology from third parties through regular commercial distribution channels on standard terms and conditions for a one-time or annual fee of $20,000 or less). The Company owns, or validly licenses or otherwise possesses valid rights to use, each item of Intellectual Property listed on Schedule 3.11(a)(i). The Company exclusively owns all right, title and interest in and to the Registered Intellectual Property free and clear of all Liens, and the Registered Intellectual Property is in good standing with the Governmental Entity with which it is registered or pending and is valid and enforceable. With respect to the Intellectual Property owned by the Company (the “Company Intellectual Property”), there are no Proceedings (other than office actions in connection with the prosecution of applications) pending, or to the Sellers’ Knowledge, threatened with respect to the legality, validity, enforceability, registration, use or ownership of such Company Intellectual Property by the Company or its customers, licensors, or licensees. The Company owns or has valid rights to use all Intellectual Property, Company IT Assets, and Company SM Accounts necessary for, or used in, the conduct of its business, as currently conducted, and except as set forth on Schedule 3.11(a)(ii), all such rights will survive unchanged the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Except as set forth on Schedule 3.11(a)(iii), neither the Company nor its predecessors-in-interest have filed any applications to register Intellectual Property, other than (i) applications set forth on Schedule 3.11(a)(i) or (ii) applications from which registrations set forth on Schedule 3.11(a)(i) have issued.

18

(b) (i) The Company is not infringing or misappropriating the Intellectual Property of any third party, and has not done so in the past three (3) years; (ii) there is no claim pending or, to the Sellers’ Knowledge, threatened against the Company (including by way of offers to license) with respect to the alleged infringement or misappropriation by the Company of any Intellectual Property of any third party; (iii) to the Sellers’ Knowledge no third party is infringing or misappropriating the Intellectual Property owned by the Company, and has not done so in the past three (3) years; and (iv) no claim against a third party with respect to the alleged infringement or misappropriation of the Intellectual Property owned by the Company is currently pending or threatened.

(c) The Company has taken precautions reasonably designed to protect the secrecy, confidentiality and value of the confidential information and confidential Intellectual Property owned or held by the Company. No confidential information or confidential Intellectual Property owned or held by the Company that is of material significance to the operation of its business has been disclosed by the Company to any Person except pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of such confidential information or confidential Intellectual Property.

(d) To Sellers’ Knowledge, no Company Employee, agent or contractor of the Company is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Company relating to the protection, ownership, development, use or transfer of Intellectual Property. The Company is a party to valid and enforceable written agreements with all Persons that have conceived, developed, acquired or created Intellectual Property or Company SM Accounts for the Company, pursuant to which agreements the entire and unencumbered right, title and interest in and to that Intellectual Property and those Company SM Accounts are assigned to the Company and/or vests in the Company by operation of Law.

(e) The Company’s technology, computer software, databases, systems, networks and Internet sites and information stored or contained therein or transmitted thereby (the “Company IT Assets”) are adequate for the operation of the business of the Company. The Company IT Assets have not materially malfunctioned or failed within the past three years, and to Sellers’ Knowledge, are free from material bugs and other defects and do not contain any viruses, malware, Trojan horses, or similar devices. The Company has implemented reasonable backup, security and disaster recovery measures and technology, and, to Sellers’ Knowledge, no Person has obtained unauthorized access to any Company IT Assets.

(f) The operation of the Company IT Assets by or on behalf of the Company, and the use, collection, storage and dissemination of personally identifiable information, customer and user data, and other data and content (“Data”) in connection therewith or otherwise in connection with the Company’s business, have not violated, and do not violate, any applicable Laws or any Person’s privacy, publicity or confidentiality rights (collectively, “Privacy Laws”). The Company has (i) posted a privacy policy, or a link thereto, governing and disclaiming liability for its use of Data (“Privacy Policy”) in a clear and conspicuous location on all user-facing pages on the Company Websites, and (ii) complied at all times with the Privacy Policy and all other rules, policies and procedures the Company has established concerning Data (all of the foregoing, the “Privacy Rules”). The Company does not collect and has not collected credit card information from any customer or any user of any website owned or operated by or on behalf of the Company. There is no action or claim pending, asserted or, to Sellers’ Knowledge, threatened by or against the Company alleging any violation of any Privacy Laws or Privacy Rules. The consummation of the transactions contemplated by this Agreement will not cause a violation of, nor require the consent, waiver or authorization of or declaration, filing or notification to any Person under, any Privacy Laws or Privacy Rules. The Company has at all times during the last three (3) years taken reasonable measures designed to ensure that all Data collected or accessed in the operation of the Company’s business is protected against unauthorized access, use, modification, disclosure or other loss, and, to Sellers’ Knowledge, no such loss has occurred.

19

(g) Except as set forth in Schedule 3.11(g), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in any of the following pursuant to the terms of any agreement to which the Company is a party or by which its properties or assets are bound: (i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on, any Intellectual Property owned by or licensed to the Company, Company IT Assets, or any Company SM Accounts; or (ii) Buyer or its Affiliates, or the Company, being obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person by the Company prior to Closing.

3.12 Environmental Matters.

(a) The Company is, and has at all times been, in material compliance with all Environmental Laws, and the Company has not received any Environmental Notice which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date hereof.

(b) The Company (i) has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 3.12(b)) necessary for the operation of the business of the Company as currently operated and (ii) has made all appropriate filings for issuance or renewal of such Environmental Permits.

(c) There has been no Release of Hazardous Materials at any Company Real Property during the period of time in which the Company occupied the applicable portion of such Company Real Property or, to the Sellers’ Knowledge, at any real property formerly owned, leased or operated by the Company (or any of its predecessors), in each case, that would reasonably be likely to give rise to material violations of, or material liabilities or obligations under, any Environmental Laws, and the Company has not received an Environmental Notice of a Release of Hazardous Materials with respect to the business of the Company that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company.

20

(d) There are no Environmental Claims pending or, to the Sellers’ Knowledge, threatened with respect to the Company or any of its predecessors that are based on or related to any Environmental Law.

(e) To the Sellers’ Knowledge, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (including planned expansion of production levels) that may give rise to any material liability or other obligation on the Company under any Environmental Laws.

(f) The Sellers have delivered to Buyer true and complete copies and results of any final reports, studies, analyses, tests, or monitoring and any other material documents or correspondence possessed or initiated by the Sellers or the Company pertaining to Environmental Law and relating to the Company or any of its predecessors, any Company Real Property, or any real property formerly owned, leased, operated or controlled by the Company or any of its predecessors.

3.13 Legal Compliance; Permits.

(a) The Company is, and for the past three (3) years has been, in compliance, in all material respects, with all Laws applicable to it or its business, properties or assets, including those related to food labeling and product packaging. None of the Sellers or the Company has received, during the past three (3) years, any written notice of any material violation of any Laws. To the Knowledge of Sellers, the Company is not under investigation with respect to the violation or potential violation of any Laws.

(b) All material approvals, permits, registrations, licenses, approvals and authorizations of Governmental Entities required to be held by the Company to operate the business of the Company and for the conduct of its operation and ownership and use of its properties (collectively, “Permits”) have been obtained by the Company. All such Permits are in full force and effect and the Company is in compliance in all material respects therewith. Schedule 3.13(b) lists all such Permits (other than Environmental Permits, which are listed on Schedule 3.12(b)). No Proceeding is pending or, to the Sellers’ Knowledge, threatened to revoke any Permits, no Governmental Entity has commenced proceedings to revoke, amend, or impose any condition or sanction in respect of any such Permit and none of the Sellers or the Company has received written notice from any Governmental Entity that (A) any existing Permit will be revoked or not reissued on the same or similar terms, (B) any application for any new Permit by the Company or renewal of any existing Permit will be denied or (C) the permit holder is in violation of any Permit.

(c) The Company is in compliance with all applicable Laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the Foreign Corrupt Practices Act and any similar Laws.

3.14 Legal Proceedings; Governmental Orders. Except as set forth on Schedule 3.14, (i) there is no Proceeding that is pending or, to the Sellers’ Knowledge, threatened against or by the Company or affecting any of the properties or assets of the Company, and (ii) there are no Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

21

3.15 Insurance. Schedule 3.15 contains a list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company (the “Insurance Policies”). Such insurance policies are in full force and effect and all premiums due on such insurance policies have been paid, and the Company is otherwise in compliance with the terms of such policies in all material respects. Neither the Sellers nor the Company have received any notice during the applicable policy period of an increase in premiums with respect to, or cancellation or non-renewal of, any of the Company’s insurance policies, except for increases in premiums in the Ordinary Course of Business. There is no claim pending (nor has there been any claim) under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Insurance Policies are valid and binding in accordance with their terms, and have not been subject to any lapse in coverage. All premiums due on the Insurance Policies have been paid in full in accordance with the terms of the applicable Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has timely filed all claims for which it is seeking payment or other coverage under any of the Insurance Policies.

3.16 Bank Accounts. Schedule 3.16 contains a list of (a) all bank accounts and safe deposit boxes maintained by, or for the benefit of, the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company.

3.17 Brokers. Except for Houlihan Lokey Capital, Inc. and any of its Affiliates (the “Company Broker”), no investment banker, finder, broker, agent or other intermediary has worked for or on behalf of the Company or the Sellers in connection with the negotiation or consummation of any of the transactions contemplated by the Transaction Documents, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

3.18 Related Party Transactions. Except as set forth on Schedule 3.18, none of the Sellers, nor any Affiliate of the Company or any Seller, (a) has any direct or indirect interest in any material property, asset or right that is owned or used by the Company in the conduct of the business of the Company, or (b) is (or during the past three (3) years was) a party to any Contract or other commitment or transaction to which the Company (or any predecessor-in-interest of the business of the Company) is or was a party or by which any of the Company’s properties or assets is or was bound, (c) is indebted to the Company for any notes or other debt obligations or other Liabilities to the Company (nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party), (d) owns any property or right, tangible or intangible, that is used by the Company or (e) is a party to any Proceeding against the Company.

22

3.19 Product Warranty.

(a) There are no pending, or to the Knowledge of Sellers, threatened, Proceedings under any product and service warranty or guarantee given by the Company. Except for product warranty replacements and refunds arising in the Ordinary Course of Business, the Company has not incurred any material Liability by reason of any express or implied warranty with respect to any product or service sold or rendered by or on behalf of the Company. No Proceedings are pending or, to the Sellers’ Knowledge, threatened against or involving the Company relating to any product alleged to have been manufactured or sold by or rendered by or on behalf of the Company and alleged to have been defective, or improperly designed or manufactured and, to the Knowledge of Sellers, there is not any basis for any such Proceeding. Except as set forth on Schedule 3.19(a)(i), no product or service sold or rendered by or on behalf of the Company has been recalled voluntarily or involuntarily or been the subject of a stock recovery. No such recall or stock recovery is being considered by the Company, and to the Knowledge of Sellers, no such recall or stock recovery is being considered by or has been requested or ordered by any customers, Governmental Entity or consumer group. With respect to all products manufactured, packaged, labeled, marketed, sold and/or distributed by, for, or on behalf of, the Company (“Company Products”), the Company and each other Person that designs, manufactures, tests, labels, packages, holds, markets, or promotes Company Products for or on behalf of the Company has complied in all material respects with all applicable requirements relating to materials, design, manufacture, testing, performance, labeling, packing, holding, marketing, or promotion of such products, and such products are otherwise not in any material violation of any applicable Law. The Company and, to the Knowledge of Sellers, each other Person that manufactures any portion of, or ingredient included in, any of the Company Products labeled, packaged, promoted or marketed by, for or on behalf of the Company as gluten-free (the “Company Gluten-Free Products”) maintains, and has been in compliance with, quality control systems, processes and procedures for the manufacturing of the Company Gluten-Free Products in accordance with the applicable Product Recipes therefor and for the purpose of ensuring the gluten-free status of and cross-contamination of the Company Gluten-Free Products, and such systems, processes and procedures of the Company are fully described on Schedule 3.19(a)(ii). The Company and, to the Knowledge of Sellers, each other Person that manufactures any portion of, or ingredient included in, any of the other Company Products maintains, and has been in compliance with, quality control systems, processes and procedures for the manufacturing of such Company Products in accordance with the Product Recipes therefor, and such systems, processes and procedures of the Company are fully described on Schedule 3.19(a)(iii).

(b) The Company does not have any merchandise in the possession of its customers on consignment or on a similar basis.

(c) All claims and statements made by the Company or any other Person acting for or on behalf of the Company in advertising, labeling or packaging of Company Products (for example, “gluten free” or “organic”) are true and accurate in all material respects, comply with all Laws and are not false or misleading in any material respect. The manufacturing, testing and recording practices, processes and policies used by the Company to ensure (and confirm) the accuracy of such claims are described on Schedule 3.19(c).

23

3.20 Regulatory Matters.

(a) Each Company Product subject to the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Food and Drug Administration (“FDA”) regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction has been manufactured, packaged, labeled, marketed, sold and/or distributed in compliance with all applicable requirements under the FDCA or similar applicable Laws.

(b) Except as set forth on Schedule 3.20, during the past three (3) years, (x) none of the Sellers, the Company and, to Sellers’ Knowledge, each Person that designs, manufactures, tests, labels, packages, holds, markets, or promotes Company Products for or on behalf of the Company, has received any written notice or other communication from the FDA or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation of any Law by Company applicable to any Company Product, and (y) no Governmental Entity in any domestic or foreign jurisdiction having legal responsibility for the regulation of the Company Products has served any written notice, warning letter, untitled letter, regulatory letter, FDA Form 483, or any other similar written communication on any Seller, the Company or, to Sellers’ Knowledge, Person that designs, manufactures, tests, labels, packages, holds, markets, or promotes Company Products for or on behalf of the Company stating that their businesses were or are in violation of any Law or were or are the subject of any pending or threatened Governmental Entity investigation, proceeding or inquiry.

(c) All manufacturing facilities at which Company Products are manufactured are operated in compliance with the FDA’s current good manufacturing practice regulations and equivalent applicable requirements in any applicable foreign jurisdiction.

3.21 Inventory; Product Recipes. All inventory of the Company, including all raw materials, work-in-progress, finished goods and packaging materials (“Inventory”), has been maintained in the Ordinary Course of Business, and is of good, merchantable quality, quantity and condition, useable or saleable in the Ordinary Course of Business and retains sufficient shelf life as of the date hereof to allow it to be (a) in the case of raw materials and work-in-progress, manufactured into finished goods and those finished goods sold, (b) in the case of finished goods, sold, (c) in the case of packaging materials, used to sell finished goods, in each case, prior to its expiration date (or, in the case of packaging materials, the useful life thereof) in the Ordinary Course of Business as currently conducted and in compliance with customer requirements as applicable in the Ordinary Course of Business, in each case subject to the reserve for inventory write-off set forth in the Estimated Purchase Price Statement. Inventory is not damaged or defective and is not subject to write-down or write-off, in an amount greater than the reserve for inventory write-down set forth on the Estimated Purchase Price Statement. The value of Inventory as reflected in the Financial Statements and the Estimated Purchase Price Statement has been determined at the lower of cost or market (determined using the weighted average cost method). All Inventory has been produced, manufactured, packaged, labeled and marketed in compliance with the Company’s applicable quality control procedures and been produced in the Ordinary Course of Business. Except as set forth in Schedule 3.21, the Company is not under any Liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers or other customers. The Company has, and is the exclusive owner of, a written formula, recipe or code book specification (the “Product Recipes”) for each Company Product. Each Company Product, including all Inventory, has been manufactured, packaged, labeled, marketed, sold and/or distributed in compliance in all material respects with all such applicable Product Recipes, and each such products (including all Inventory) designated gluten-free contains less than twenty (20) parts per million of gluten. The Sellers have caused the Company to provide Buyer with true and complete copies of the Product Recipes prior to the date of this Agreement. All Product Recipes for Company Products designated gluten-free are such that if any product is manufactured in accordance with the applicable Product Recipe, the resulting manufactured product would contain less than twenty (20) parts per million of gluten. The manufacturing, testing and recording practices, processes and policies used by the Company to ensure (and confirm) that all Company Products designated gluten-free contain less than twenty (20) parts per million of gluten are set forth on Schedule 3.19(a)(ii).

24

3.22 Customers; Suppliers. Schedule 3.22(a) sets forth, with respect to (i) the previous fiscal year of the Company and (ii) the current fiscal year of the Company through November 30, 2013, a list of (a) the ten (10) largest customers of the Company (based on dollar amounts purchased from the Company) for each such period and the dollar amount derived from each of them during each such period (the “Key Customers”), and (b) the ten (10) largest suppliers of the Company (based on dollar amounts purchased by the Company) for each such period and the dollar amount paid to each of them during each such period (the “Key Suppliers”). The Company has not received any written notice, or, to Sellers’ Knowledge, any other notice or indication, that any of the Key Customers or the Key Suppliers intends to (x) cease doing business or reduce in any material respect the business transacted with Company or (y) cancel, terminate or materially and adversely modify its existing Contracts, or modify its business relationship, with the Company. Since December 31, 2012, there has been no materially adverse change in the business relationship of the Company with any Key Customer or Key Supplier. All deliveries of Company Products to all customers of the Company have complied in all material respects with the requirements of the relevant customer with respect to code dates or expiration dates. Except as set forth on Schedule 3.22(b), during the six (6) month period prior to the date of this Agreement, the Company has not “shorted,” or otherwise failed to fully fulfill, any orders of Company Products made by any of the Key Customers.

3.23 Accelerated Purchasing. During the three (3) month period prior to the date of this Agreement, the Company has not, directly or indirectly, sold to any customer such quantity of any product that would cause the inventory levels of such customer for such product to exceed five percent (5%) of such customer’s average inventory for such product over the thirty (30)-day period immediately prior to such sale (whether in connection with a promotion, or otherwise), except to the extent necessary to fulfill customer orders arising in the Ordinary Course of Business.

3.24 Capital Expenditures. Schedule 3.24 sets forth on a monthly basis for the period commencing on January 1, 2013 and ending on the date of this Agreement all capital expenditures actually made by the Company (including the amount of the expenditure and the project in respect of which such expenditure was made).

3.25 Company Indebtedness. Except as set forth on Schedule 3.25, the Company has no Funded Indebtedness.

25

3.26 Accounts Receivable. All accounts receivable reflected on the balance sheets contained in the Financial Statements represented as of the date thereof, and all accounts receivable reflected in the Estimated Purchase Price Statement represent, bona fide, current and valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. The allowances for collection losses on the balance sheets contained in the Financial Statements and on the Estimated Purchase Price Statement were established in the Ordinary Course of Business. Except as set forth on Schedule 3.26, none of the Sellers or the Company has received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $25,000 in any individual case, or $50,000 in the aggregate, which has not been resolved prior to the date hereof, other than returns in the Ordinary Course of Business.

3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or in the other Transaction Documents, none of the Sellers, the Company Broker or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Business furnished or made available to Buyer (including information included in that certain Management Presentation delivered to Buyer) and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article 4 are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1 Organization, Authorization and Corporate Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Buyer Parent has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Buyer Parent of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by each of Buyer and Buyer Parent of its obligations hereunder and thereunder, and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Buyer or Buyer Parent. This Agreement has been, and each other Transaction Document to which Buyer is or will be a party has been or will be duly executed and delivered by each of Buyer and Buyer Parent, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such Transactions Documents will constitute, the valid and binding obligation of each of Buyer and Buyer Parent, enforceable against each of Buyer and Buyer Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

26

4.2 Noncontravention. Neither the execution and delivery by each of Buyer and Buyer Parent of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Organizational Documents of Buyer or Buyer Parent, (b) require on the part of Buyer or Buyer Parent any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Entity or other Person, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel any contract or instrument to which Buyer or Buyer Parent is a party or to which any of Buyer’s or Buyer Parent’s assets is subject, (d) result in the imposition of any Lien upon any of Buyer’s or Buyer Parent’s assets, or (e) violate any Order or Legal Requirement applicable to Buyer’s or Buyer Parent’s business or any of Buyer’s or Buyer Parent’s assets.

4.3 Sufficiency of Funds. Buyer, together with Buyer Parent, has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.4 Legal Proceedings. There is no Proceeding that is pending or has been threatened in writing against or by Buyer or any Affiliate of Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Transaction Documents. To Buyer’s knowledge, there is no basis for the commencement of any such Proceeding.

4.5 Solvency.

(a) Immediately after giving effect to Buyer’s purchase of the Units and the consummation of the other transactions contemplated by this Agreement:

(i) The total fair saleable value (determined on a going concern basis) of all of the assets of Buyer Parent, Buyer, the Company, and any other Subsidiaries of Buyer Parent shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii) Buyer Parent, Buyer, the Company, and any other Subsidiaries of Buyer Parent shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

(iii) Buyer Parent, Buyer, the Company, and any other Subsidiaries of Buyer Parent shall have adequate capital to carry on their businesses and all businesses in which they currently propose to engage.

27

(b) In completing the transactions contemplated by this Agreement, neither Buyer Parent nor Buyer intends to hinder, delay or defraud any present or future creditors of Buyer Parent, Buyer, the Company, or any other Subsidiaries of Buyer Parent.

4.6 Brokers. No investment banker, finder, broker, agent or other intermediary has worked for or on behalf of Buyer or Buyer Parent in connection with the negotiation or consummation of any of the transactions contemplated by this Agreement, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

4.7 Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.8 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers and the Seller Representative set forth in this Agreement and in the Transaction Documents; and (b) no Seller or any other Person has made any representation or warranty as to the Sellers, the Company or this Agreement, except as expressly set forth in this Agreement or in the other Transaction Documents.

ARTICLE 5

AGREEMENTS

5.1 Publicity.

(a) No Seller shall, and each Seller shall cause each of its Affiliates not to, issue any press release or public announcement concerning this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby without obtaining the prior written approval of Buyer, which approval shall not be unreasonably withheld, delayed, or conditioned, unless otherwise required by any Legal Requirements. Notwithstanding the foregoing, no such approval shall be required if the contents of any such press release or public announcement has already been publicly disclosed by Buyer or any of its Affiliates.

28

(b) Buyer shall not, and Buyer shall cause each of its Affiliates (including, after the Closing, the Company) not to, issue any press release or public announcement concerning this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby without obtaining the prior written approval of the Seller Representative, which approval shall not be unreasonably withheld, delayed, or conditioned, unless otherwise required by any Legal Requirements.

(c) The terms of this Agreement and the Transaction Documents shall not be disclosed or otherwise made available to any third party and copies of this Agreement and the Transaction Documents shall not be publicly filed or otherwise made available to any third party, except where such disclosure, availability or filing is required by any Legal Requirements and only to the extent required by such Legal Requirements.

5.2 WARN Act. Buyer shall be solely responsible for any notices required to be given under, and to otherwise comply with, the WARN Act relating to any plant closing or mass layoff (or similar triggering event) resulting from Buyer or any of its Subsidiaries’ or other Affiliates’ actions with respect to the layoff or termination of employment of any Company Employees after the Closing Date.

5.3 Employees and Employee Benefit Plans.

(a) For a period of twelve (12) months following the Closing Date, Buyer shall cause the Company to provide each Company Employee who remains employed as of Closing (“Company Continuing Employees”), while employed by the Company or any of its Subsidiaries or other Affiliates, with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target annual bonus opportunities (excluding equity-based compensation) which are substantially comparable in the aggregate as either (A) the target annual bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing or (B) those provided by Buyer or any of its Subsidiaries or other Affiliates to similarly situated employees; and (iii) retirement and welfare benefits that are substantially comparable in the aggregate as either (A) those provided by the Company immediately prior to the Closing or (B) those provided by Buyer or any of its Subsidiaries or other Affiliates to similarly situated employees. In the event that the Company terminates the employment of any Company Continuing Employee during the twelve (12) month period following the Closing Date (other than termination for “cause”, as determined in good faith by the Company), in connection with such termination, Buyer shall cause the Company to pay such terminated Company Continuing Employee severance equal to (i) two (2) months of Base Pay if, as of the date of such termination, such Company Continuing Employee had been employed with the Company for a period of at least one (1) full year, or (ii) one (1) month of Base Pay if, as of the date of such termination, such Company Continuing Employee had not been employed with the Company for a period of at least one (1) full year, which, in each case, will be paid in installments at the same time and in the same manner as the Company’s regular payroll practice until such severance payment is paid in full. Notwithstanding the foregoing, neither Buyer nor any of its Subsidiaries nor other Affiliates shall be obligated to continue to employ any Company Continuing Employee for any specific period of time following the Closing Date, subject to applicable Law.

29

(b) With respect to any employee benefit plan maintained by Buyer or any of its Subsidiaries or other Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employee will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company, as if such service were with Buyer, for vesting and eligibility purposes (but not for benefit accrual) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) Without limiting the generality of the foregoing: (i) each Company Continuing Employee who is eligible to participate in any of Buyer Benefits Plans, shall be immediately eligible to participate, without any waiting time, in such Buyer Benefit Plans; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Continuing Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for each such Company Continuing Employee who is eligible to participate in such Buyer Benefits Plan; and (iii) Buyer shall cause any eligible expenses incurred by such Company Continuing Employee and his or her covered dependents under a Benefit Plan which is a welfare plan during the portion of the plan year of the Benefit Plan ending on the date such Company Continuing Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Continuing Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d) On or about March 31, 2014 (the “Bonus Payment Date”), Buyer shall cause the Company (i) to make the bonus payments set forth on Schedule 5.3(d) to the applicable Company Employees, and in the respective amounts, set forth thereon (the “Section 5.3(d) Bonus Payments”), (ii) to properly deduct and withhold from any and all such payments such amounts as may be required to be deducted and withheld under applicable Law; and (iii) to timely pay any payroll or withholding Taxes to the appropriate Tax Authority with respect thereto. Notwithstanding the foregoing, if any such Company Employee is not employed by the Company, Buyer or any of its Affiliates on such date and the bonus amount set forth next to such Company Employee’s name is not paid to such Company Employee (or any other Company Employees with the approval of Philip Anson) on or about the Bonus Payment Date, then, no later than ten (10) Business Days after the Bonus Payment Date, Buyer shall pay to the Sellers, in accordance with the Seller Allocation, the bonus amount set forth next to such Company Employee’s name, plus the employer portion of any payroll, employment or similar Taxes with respect to such bonus amount; provided, however, that Buyer shall be obligated to make a payment to Seller Representative pursuant to this sentence only to the extent such bonus amount (and the employer portion of any payroll, employment or similar Taxes with respect to such bonus amount) was specifically accrued for (with respect to the period of 2013 through the date hereof) in the Price Components in the Estimated Purchase Price Statement. No later than five (5) Business Days after Buyer files its income Tax Return for 2014, Buyer shall pay to the Seller Representative, which payment shall be apportioned by the Seller Representative among and payable to each Seller in accordance with the Seller Allocation, an amount equal to the sum of: (A) the product of (x) the aggregate amount of the Section 5.3(d) Bonus Payments paid by the Company (including any bonus amounts set forth on Schedule 5.3(d) with respect to any Company Employee that is paid by the Company to other Company Employees with the approval of Philip Anson, as contemplated above) that Buyer, Buyer Parent or any Affiliate thereof (or any of their respective successors) may properly deduct as compensatory payments on its 2014 consolidated U.S. federal income tax return (Form 1120), multiplied by (y) thirty percent (30%); provided, however, that Buyer shall be obligated to make a payment to Sellers under this sentence only to the extent the Section 5.3(d) Bonus Payments were specifically accrued for (with respect to the period of 2013 through the date hereof) in the Price Components in the Estimated Purchase Price Statement. For the avoidance of doubt, the Sellers and Buyer agree that (i) the Company shall not, and the Sellers shall cause the Company not to, deduct in any Tax Return with respect to any taxable period (or portion thereof) ending on or before the Closing Date any amount with respect to the Section 5.3(d) Bonus Payments, (ii) to the extent permitted by applicable Law, Buyer shall deduct the Section 5.3(d) Bonus Payments at the time such payments are made, and (iii) without limiting the obligation of Buyer to make the payments contemplated by the prior sentence, any Tax benefits attributable to the deductibility of the Section 5.3(d) Bonus Payments for U.S. federal income tax purposes shall be for the account of Buyer.

30

(e) This Section 5.3 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.2 as a third-party beneficiary or otherwise.

(f) Nothing contained herein, express or implied, shall be construed to establish, amend, modify or create any benefit plan, program, agreement or arrangement (including with respect to Benefit Plans and Buyer Benefit Plans). The Parties acknowledge and agree that the terms set forth in this Section 5.3 shall not create any right in any Company Employee or any other Person.

5.4 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that, subject to Section 5.9, all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or Board Member of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Sellers represent and warrant that, prior to the Closing, the Company has obtained, and provided to Buyer true, complete and correct copies of, “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to such directors and officers and the Company, as the policies of directors’ and officers’ liability insurance currently maintained by the Company, in each case with respect to Proceedings arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “Tail Policy”). Buyer shall cause the Company to maintain the Tail Policy in full force and effect for the term of such Tail Policy.

31

(c) The obligations of Buyer pursuant to this Section 5.4 shall not be terminated, limited or modified in such a manner as to adversely affect any Board Member, officer or manager to whom this Section 5.4 applies without the prior written consent of such affected Board Member, officer or manager (it being expressly agreed that the Board Members, officers and managers to whom this Section 5.4 may apply shall be third-party beneficiaries of this Section 5.4, each of whom may enforce the provisions of this Section 5.4 as if such Board Member, officer or manager were a party hereto).

(d) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer shall expressly assume all of the obligations set forth in this Section 5.4.

5.5 Further Assurances. From and after the Closing Date, each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Seller agrees to, and to cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to transfer or assign to the Company any all rights to any assets, properties, books or records of the Company, including any Intellectual Property, Company IT Assets, and Company SM Accounts, held by, registered in the name of, or otherwise in the possession of, such Seller or any of its Affiliates.

5.6 Books and Records. For a period of at least seven (7) years from and after the Closing, Buyer shall:

(a) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with Buyer’s retention policies in effect from time to time; and

(b) subject to Section 8.15(b), upon reasonable notice, afford the Sellers’ Representative reasonable access (including the right to make, at its expense, photocopies), during normal business hours, but consistent with Buyer’s business requirements, to such books and records if reasonably required by Sellers’ Representative in connection with any existing or future third party litigation or other matters in which Sellers related to the Company.

5.7 Confidentiality. For a period of two (2) years following the Closing Date, no Seller shall disclose or make use of (except to pursue its rights, under this Agreement or the Transaction Documents or as otherwise permitted under this Section 5.7), and each Seller shall cause its Affiliates not to disclose or make use of, any knowledge or information, whether or not in writing, or documents of a private, secret, proprietary or confidential nature with respect to or concerning the Company or its business, operations, business relationships or financial affairs, including financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual term (collectively, “Confidential Information”), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Sellers or any of their Affiliates. Notwithstanding the foregoing, nothing in this Section 5.7 shall restrict any Seller or any other Person from disclosing to the current or potential investors of such Seller or any of its Affiliates the terms of the transactions contemplated by this Agreement or financial information relating to such Seller’s investment in the Company. Each of the Sellers agrees and acknowledges that the Confidential Information is the exclusive property of the Company. In the event any Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any Proceeding) to disclose any Confidential Information, it will notify Buyer promptly of the request or requirement in writing so that Buyer may seek an appropriate protective order or other appropriate remedy or (in Buyer’s sole discretion) waive compliance with the provisions of this Section 5.7 (and if Buyer seeks such an order, the applicable Seller will provide such cooperation as Buyer shall reasonably request). If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Seller or any of its Affiliates is compelled to disclose any Confidential Information to any Governmental Entity or in any Proceeding, notwithstanding anything herein to the contrary, such party may disclose only that portion of the Confidential Information that such party is required by applicable Law to disclose to such Governmental Entity or in any such Proceeding and the applicable Seller will give Buyer written notice (unless prohibited by Law) of the information to be disclosed as far in advance as reasonably practicable.

32

5.8 Non-Solicitation. For a period two (2) years following the Closing Date, no Seller shall, and each Seller shall cause such Seller’s Affiliates not to, directly or indirectly, hire, recruit, or solicit for employment any Person who is an employee of the Company as of the Closing Date or induce or influence any such Person to reduce or discontinue her or her employment with the Company, Buyer or any of their respective Affiliates, or cause or assist any other Person in taking any such action; provided, however, that the foregoing shall not (i) prohibit any Seller or any Affiliate of any Seller from making a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at employees of the Company, (ii) prohibit any Affiliate of any Seller who is not a Subsidiary of a Seller from hiring someone (other than the people listed on Schedule 5.8 (the “Specified Persons”)) who responds to a solicitation described in clause (i) above so long as no Seller nor any of its Subsidiaries caused, encouraged, recommended, assisted or was involved with the hiring of such person, (iii) prohibit any Seller or any Affiliate of a Seller from hiring someone whose employment is terminated by the Company, Buyer or any of their respective Affiliates, (iv) prohibit any Seller or any Affiliate of any Seller from hiring someone (other than a Specified Person) who has ceased to be an employee of the Company, Buyer or any of Buyer’s Affiliates for at least sixty (60) days, (v) prohibit any Seller or any Affiliate of any Seller from hiring any Specified Person (other than Philip Anson) who has ceased to be an employee of the Company, Buyer or any of Buyer’s Affiliates for at least six (6) months, or (vi) prohibit any Seller or any Affiliate of any Seller from hiring Philip Anson so long as he has ceased to be an employee of the Company, Buyer or any of Buyer’s Affiliates for at least one (1) year; and so long as, in the case of clauses (iii) – (vi) above, the applicable Seller and its Affiliates complied with the terms of this Section 5.8 with respect to such individual while he or she was employed by the Company, Buyer or any of their respective Affiliates.

33

5.9 Seller Release. Each Seller, on behalf of itself and its Affiliates (other than Company) and each of its and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges the Company and any and all of its successors and assigns, together with its present and former directors, managers and officers (the “Released Parties”), from any and all manner of claims, Proceedings, suits, damages, demands, rights and Liabilities or obligations whatsoever in Law or equity whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which any of the Releasing Parties ever had, has had or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties from the beginning of time to and including the Closing Date (including, for the avoidance of doubt, all rights of the Releasing Parties under the Company Operating Agreement) (“Released Claims”); provided, however, that the Released Claims shall not include any claims with respect to liabilities or obligations of the Released Parties under this Agreement or the other Transaction Documents.

ARTICLE 6

INDEMNIFICATION

6.1 Survival. Subject to the limitations and other provisions of this Agreement, each of the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months following the Closing Date; provided, that (i) the representations and warranties contained in Sections 2.1, 2.2, 3.1, 3.2, 3.7, 3.10(j), 3.18 and 4.1 (collectively, the “Fundamental Representations”) shall remain in full force and effect until the date that is twenty-four (24) months following the Closing Date and (ii) the representations and warranties contained in Section 3.12 shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date (each applicable time period, a “Survival Period”). All covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms. No claim for indemnification may be asserted against any Party for breach of any representation or warranty contained herein unless written notice of such claim is received by such Party describing with reasonable specificity (to the extent known at such time) the facts and circumstances with respect to the subject matter of such claim prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in this Section 6.1. Notwithstanding the foregoing, any claims for indemnification under this Article 6 asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of such Survival Period and such claims shall survive until finally resolved.

6.2 Indemnification By Sellers. Subject to the other terms and conditions of this Article 6,

(a) each Seller shall, severally and not jointly, indemnify and defend each of Buyer, and its Affiliates (including the Company), and any of their respective officers, directors, managers, employees, agents, stockholders or members (each, a “Buyer Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

34

(i) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in Article 2 (other than the Fundamental Representations in Article 2);

(ii) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in the Fundamental Representations in Article 2;

(iii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement; and

(iv) the claims released by such Seller and its Affiliates pursuant to Section 5.9;

(b) each Seller shall, severally and not jointly, indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of, without duplication:

(i) any inaccuracy in or breach of any of the representations or warranties of the Sellers or the Seller Representative contained in this Agreement (other than Fundamental Representations in Article 3 and other than the representations and warranties of the Sellers contained in Article 2) or in any certificate or statement delivered by the Sellers Representative pursuant to this Agreement;

(ii) any inaccuracy in or breach of any of any Fundamental Representation in Article 3;

(iii) any and all Pre-Closing Taxes;

(iv) any Transaction Expenses; and

(v) any Funded Indebtedness incurred, or pursuant to Contracts entered into by the Company, prior to the Closing.

Notwithstanding any provision to the contrary in this Agreement, no Seller shall have any obligation to indemnify any Buyer Indemnitee pursuant to this Section 6.2 or any other provision of the Agreement for any Losses attributable to Taxes: (i) resulting from any transaction of the Company occurring on the Closing Date but after the Closing (other than in the Ordinary Course of Business); (ii) to the extent such Taxes are reflected in the Price Components set forth in the Estimated Purchase Price Statement or the Purchase Price Statement, as applicable; or (iii) of Buyer, the Company or any Subsidiary thereof (A) attributable to any taxable period (or portion thereof) beginning after the Closing Date, or (B) with respect to any taxable period (or portion thereof) beginning on or before the Closing Date and ending after the Closing Date, attributable to the portion of such taxable period deemed to begin after the Closing Date in accordance with Section 7.1. Except as set forth in this Section 6.2, no Seller shall have any responsibility to indemnify any Buyer Indemnitee with respect to Tax liabilities. For purposes of this Section 6.2, all representations and warranties shall be read for purposes of determining whether an inaccuracy or breach has occurred and for purposes of determining the amount of Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of such inaccuracy or breach, without regard to any qualifications as to Material Adverse Effect, materiality or any correlative term contained in any such representations and warranties (except for the reference to “Material Adverse Effect” in Section 3.5(ii)).

35

6.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article 6, Buyer shall indemnify and defend each Seller and their respective Affiliates, and any of their respective officers, directors, managers, employees, agents, stockholders or members (each, a “Seller Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement (other than Fundamental Representations in Article 4) or in any certificate or statement delivered by Buyer pursuant to this Agreement;

(b) any inaccuracy in or breach of any of any Fundamental Representation in Article 4; or

(c) any breach or non-fulfillment of any covenant or agreement to be performed by Buyer pursuant to this Agreement.

For purposes of this Section 6.3, all representations and warranties shall be read for purposes of determining whether an inaccuracy or breach has occurred and for purposes of determining the amount of Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of such inaccuracy or breach, without regard to any qualifications as to materiality or any correlative term contained in any such representations and warranties.

6.4 Certain Limitations. The Buyer Indemnitee or Seller Indemnitee, as applicable, making a claim under this Article 6 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 6 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to an Indemnified Party for indemnification under Section 6.2(a)(i), Section 6.2(b)(i) or Section 6.3(a), as the case may be, until the aggregate amount of all Losses subject to indemnification under Section 6.2(a)(i) and 6.2(b)(i), or Section 6.3(a), as applicable, exceeds $480,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for such Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 6.2(a)(i), Section 6.2(b)(i), or Section 6.3(a), the Indemnifying Party shall not be liable for any individual or series of related Losses that do not exceed $40,000 (which Losses shall not be counted toward the Deductible).

36

(b) The aggregate amount of all Losses for which a Seller shall be liable pursuant to Section 6.2(a)(i), Section 6.2(a)(ii), Section 6.2(a)(iii), Section 6.2(b)(i), Section 6.2(b)(ii) and Section 6.2(b)(iii) shall not exceed such Seller’s pro-rata portion, as determined pursuant to the Seller Allocation, of the then amount of the Escrow Fund (the “Cap”), and the Escrow Fund shall be the sole recourse for recovery of such Losses. In addition to, and without limiting the foregoing, the aggregate amount of all Losses to which a Seller shall be liable under Section 6.2 shall not exceed the Seller’s pro-rata portion, as determined pursuant to the Seller Allocation, of the Purchase Price.

(c) No Seller shall be liable pursuant to Section 6.2 for any Losses arising out of the inaccuracy or breach of any representation, warranty or covenant made by any other Seller.

(d) Payments by an Indemnifying Party pursuant to Section 6.2 or Section 6.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by such Indemnified Party (or any of its Affiliates (including, with respect to Buyer after the Closing, the Company)) from any third party in respect of any such claim (less any costs or expenses associated with receiving such proceeds or payments (including any deductible or any increase or adjustment to insurance premium), and (ii) any reserves provided for the item in question on the Purchase Price Statement as finally determined pursuant to Section 1.3. Each Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses. In addition, no claim for indemnification may be made pursuant to this Agreement if and to the extent such claim for Losses has been specifically reflected in the Price Components set forth in the Purchase Price Statement as finally determined in accordance with the provisions of Section 1.3(b).

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential damages that are not reasonably foreseeable under the circumstances, special damages or punitive damages (except, in each case, to the extent constituting amounts awarded by a court of competent jurisdiction and actually paid to third parties for which indemnification hereunder is applicable or in the case of fraud, criminal activity, willful breach or intentional misconduct) or to the extent any Loss arises from any loss of Tax benefits or Tax detriment arising from the receipt of the indemnity payment or otherwise from the Tax treatment of the indemnity payment.

(f) To the extent required by applicable Law, each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance which does, or would reasonably be expected to, give rise thereto.

37

6.5 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or other Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve such Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually materially prejudiced by reason of such failure. Such written notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller or Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (v) would reasonably be expected to have a material adverse effect on the Indemnified Party, (w) relates to or arises in connection with any criminal proceeding, action, indictment or allegation or investigation, (x) is asserted directly or indirectly by or on behalf of a Person that is a material supplier or material customer of the Company, Buyer or any of their respective Affiliates, as reasonably determined by Buyer, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) is subject to the limitations set forth in Section 6.4(b) and asserts an amount of Losses which, when taken together with all amounts paid to Buyer Indemnitees for resolved indemnification claims that are subject to the limitations set forth in Section 6.4(b) and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims that are subject to the limitation set forth in Section 6.4(b), exceeds the Cap. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

38

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this Section 6.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnifying Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle such Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 6.5(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Seller Representative is prevented from directing the defense of a Third Party Claim pursuant to clause (z) of the fifth sentence of Section 6.5(a), and Buyer and Seller Representative reasonably believe that an unfavorable resolution of such Third Party Claim would result in the aggregate amount of disbursements to Buyer from the Escrow Fund exceeding the amount of disbursements to Buyer from the Escrow Fund that would be made without regard to such Third Party Claim, taking into account all applicable limitations under Section 6.4(b), then Buyer may not settle or compromise such asserted Third Party Claim without the prior written consent of the Seller Representative; provided, that consent to settlement or compromise shall not be unreasonably withheld.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party.

39

(d) Notwithstanding anything to the contrary in this Section 6.5, Section 7.5 herein shall control the Parties’ respective rights with respect to Tax claims.

6.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.7 Effect of Investigation. The representations, warranties and covenants of the Sellers, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its directors, officers, employees or representatives) or by reason of the fact that the Indemnified Party or any of its directors, officers, employees or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, unless, in a case where Buyer is seeking indemnification hereunder in respect of any inaccurate representation or warranty of the Sellers, the Sellers can demonstrate that on the date hereof the Chief Executive Officer, Chief Financial Officer or General Counsel of Buyer Parent had actual knowledge and an actual appreciation that such representation or warranty was inaccurate and a Buyer Indemnitee would incur or sustain material Losses as a direct result of such inaccuracy.

6.8 Exclusive Remedies. Subject to Section 8.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims hereunder (other than claims arising from fraud, criminal activity, willful breach or intentional misrepresentation on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 6 and Article 7. Nothing in this Section 6.8 shall limit any Party’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.13 or to seek any remedy on account of any Party’s fraud, criminal activity, willful breach or intentional misrepresentation.

6.9 Escrow Agreement.

(a) Promptly following the date that is twelve (12) month anniversary of the Closing Date, Buyer shall prepare, and Buyer and the Seller Representative shall execute and deliver, joint written instructions to the Escrow Agent instructing the Escrow Agent to release any amounts in the Escrow Account as of such date in excess of $2,400,000, to the extent not subject to any unresolved claims for indemnification made by any Buyer Indemnified Party prior to that time (any such amount shall remain in the Escrow Account until the resolution of the matters relating to the applicable unresolved Claim), to the Sellers in accordance with their Seller Allocation.

(b) Promptly following the date that is the twenty-four (24) month anniversary of the Closing Date, Buyer shall prepare, and Buyer and the Seller Representative shall execute and deliver, joint written instructions to the Escrow Agent instructing the Escrow Agent to release any amounts in the Escrow Account as of such date, to the extent not subject to any unresolved indemnification claims for indemnification made by any Buyer Indemnified Party prior to that time (any such amount shall remain in the Escrow Account until the resolution of the matters relating to the applicable unresolved claim), to the Sellers in accordance with their Seller Allocation.

40

ARTICLE 7

Tax Matters

7.1 Straddle Period Taxes. For purposes of Article 6 and this Article 7, with respect to any Tax that is payable with respect to a taxable period that begins on or before the Closing Date and that ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date (the “Pre-Closing Date Share”) shall be deemed to equal: (i) in the case of Taxes that are based upon or related to income or receipts (including sales and transfer taxes), the amount that would be payable if the taxable year ended with the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis and measured by the level of any item (such as real and personal property Taxes and franchise Taxes not based upon gross or net income), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, the amount of such Tax allocated to the period ending on the Closing Date shall be computed by reference to the level of such items on the Closing Date.

7.2 Tax Returns and Payments.

(a) Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company with respect to any taxable periods (or portions thereof) ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns to the extent such Taxes have not been specifically accrued for in the Price Components in the Purchase Price Statement or Estimated Purchase Price Statement. Buyer shall pay to Sellers, in accordance with the Seller Allocation, the excess, if any, of any Taxes specifically accrued for in the Price Components in the Purchase Price Statement or the Estimated Purchase Price Statement over any Taxes due in respect of such Tax Returns. Sellers shall cause the Company to make an election pursuant to Section 754 of the Code on the Company’s final IRS Form 1065.

(b) Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns by or with respect to the Company for any taxable period (or portion thereof) ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Not less than two (2) Business Days prior to the filing of any such Tax Return, Sellers shall pay to Buyer an amount equal to the Pre-Closing Date Share of any Taxes due in respect of such Tax Return, to the extent such Taxes have not been specifically accrued for in the Price Components in the Purchase Price Statement or Estimated Purchase Price Statement. Buyer shall pay to Sellers, in accordance with the Seller Allocation, the excess, if any, of the Pre-Closing Date Share of Taxes specifically accrued for in the Price Components in the Purchase Price Statement or the Estimated Purchase Price Statement over any Pre-Closing Date Share of Taxes due in respect of such Tax Returns. With respect to any Tax Returns that are required to be filed by or with respect to the Company for any Straddle Period (such Tax Returns, “Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Buyer shall deliver any Straddle Return to Seller Representative for their review at least twenty five (25) days prior to the date on which such Tax Return is required to be filed (taking into account extensions to which such Straddle Return is subject). If Seller Representative disputes any item on the Straddle Return, it shall notify Buyer of such disputed item (or items) and the basis for its objection and Buyer shall consider such objections in good faith.

41

7.3 Refunds. Any refunds received by Buyer, the Company or any Subsidiary thereof (and any equivalent benefit obtained through a reduction in Tax liability for a post-Closing Date period) of Taxes relating to (i) taxable periods or portions thereof ending on or before the Closing Date or (ii) any Straddle Period that are allocated to the Sellers under Section 7.1, in each case (x) except to the extent resulting from the carryback of a net operating loss or carryback of another Tax attribute, resulting from any transactions of the Company occurring on or after the Closing Date, or resulting from a payment by Buyer to Sellers pursuant to Section 7.2(a) or Section 7.2(b) and (y) only to the extent not specifically reflected in the Price Components included in the Purchase Price Statement or the Estimated Purchase Price Statement shall be for the account of the Sellers, and Buyer shall pay over to the Sellers, in accordance with the Seller Allocation, the amount of any such refund or benefit (net of any Tax or other cost to Buyer, the Company or any of their Affiliates of the accrual or receipt of such refunds or the utilization such benefits) within five days of the receipt of such refund or benefit. Buyer shall, if the Seller Representative so requests and at the Sellers’ expense, file (or cause to be filed) a claim for any refunds or equivalent amounts to which a Seller is entitled hereunder. Buyer shall permit the Seller Representative to control (at Sellers’ expense) the prosecution of any such refund claimed, provided that such refund would not reasonably cause an adverse effect to Buyer or the Company for any period (or portion thereof) after the Closing.

7.4 Covenants Regarding Certain Actions With Respect to Taxes. Unless required by Law and subject to the provisions of Section 7.5, neither Buyer nor any of its Affiliates (including the Company after the Closing) shall amend, re-file or otherwise modify, any election or Tax Return relating in whole or in part to any Seller or the Company with respect to any taxable year or period or portion thereof, ending on or before the Closing Date without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld).

7.5 Contests.

(a) After the Closing, Buyer shall promptly notify the Seller Representative in writing of the commencement of any Tax claim on Buyer or its Affiliates (including the Company after the Closing) which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification by the Sellers under Section 6.2. Such notice shall contain factual information (to the extent known to Buyer) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. The failure to give the Seller Representative prompt written notice of an asserted Tax liability as required by this Section 7.5(a) shall not affect the Buyer Indemnitees’ right to receive indemnification under Section 6.2 except to the extent that the Sellers are actually prejudiced by such failure.

42

(b) The Seller Representative may elect to direct, through counsel of its own choosing and at the Sellers’ expense, any claim involving any asserted Tax Liability (i) with respect to which indemnification may be sought from Sellers under Section 6.2 unless the amount of Losses asserted, when taken together with all amounts paid to Buyer Indemnitees for resolved indemnification claims that are subject to the limitation set forth in Section 6.4(b) and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims that are subject to the limitation set forth in Section 6.4(b) exceeds the Cap, or (ii) that involves any income Tax Return of the Company attributable to any Pre-Closing Tax Period (any such claim, a “Contest”). If the Seller Representative elects to direct the Contest of an asserted Tax liability, (i) the Seller Representative shall within 30 days of receipt of the notice of asserted Tax liability notify Buyer of the Seller Representative’s intent to do so, and Buyer and each of its Affiliates (including the Company after the Closing) shall cooperate, at the Sellers’ expense, in each phase of such Contest and (ii) the Seller Representative may not settle or compromise any asserted Tax liability over the objection of Buyer; provided, that consent to settlement or compromise shall not be unreasonably withheld. If the Seller Representative elects not to so direct the Contest, fails to notify Buyer of its election as herein provided, or contests the Sellers’ indemnification obligation under Section 6.2, Buyer may pay, compromise or contest, at Sellers’ expense, such asserted Tax liability. In such case, however, Buyer may not settle or compromise any asserted Tax liability over the objection of the Seller Representative; provided, that consent to settlement or compromise shall not be unreasonably withheld. If the Seller Representative is prevented from electing to direct a claim involving an asserted Tax Liability by reason of the limitation in clause (i) of the first sentence of this Section 7.5(b), and Buyer and Seller Representative reasonably believe that an unfavorable resolution of such claim would result in the aggregate amount of disbursements to Buyer from the Escrow Fund exceeding the amount of disbursements to Buyer from the Escrow Fund that would be made without regard to such claim, taking into account all applicable limitations under Section 6.4(b), then Buyer may not settle or compromise such asserted Tax Liability over the objection of the Seller Representative; provided, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, each of Buyer and the Seller Representative may participate in a Contest controlled by the other Party at its own expense; provided, that, in the case of a Contest controlled by the Seller Representative, Buyer may only participate if not all of the Tax liabilities at issue are subject to indemnification under Section 6.2 or the resolution of the issues involved in the Contest may reasonably be expected to adversely affect the Tax liability of Buyer or the Company for any Tax period beginning after the Closing Date.

7.6 Cooperation and Exchange of Information on Tax Matters After the Closing. The Sellers and the Seller Representative shall provide Buyer, and Buyer and each of its Affiliates (including the Company after the Closing) shall provide each Seller and the Seller Representative, with such cooperation and information as may reasonably be requested in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or participating in or conducting any claim in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities. Buyer shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims in respect of Taxes.

43

7.7 Purchase Price Allocation.

(a) Allocation of Purchase Price. No later than sixty (60) days after the Closing Date, Buyer and Seller Representative shall in good faith work together to jointly prepare a statement (the “Allocation Schedule”) to allocate the Purchase Price (as determined for U.S. federal income tax purposes, which, for the avoidance of doubt, shall include liabilities that are deemed to be assumed) among the assets of the Company (the “Purchase Price Allocation”). Buyer and Sellers agree that the allocation required to be prepared pursuant to this Section 7.7(a) shall be prepared in accordance with Section 1060 of the Code and the U.S. Treasury Regulations thereunder. The Parties, based upon the Purchase Price Allocation set forth on the Allocation Schedule, shall prepare and file their respective Tax Returns consistent with the reporting requirements of Section 1060 of the Code including IRS Form 8594, unless otherwise prohibited by applicable Law and shall take no positions contrary thereto in any Tax Return or other Tax filing or proceeding unless otherwise required by applicable Law. In the event that Buyer and Seller Representative are unable to agree upon a joint allocation of the Purchase Price, then subject to the second sentence of this Section 7.7(a), each Party may allocate the Purchase Price in a manner it deems appropriate.

(b) Income Tax Treatment of the Transaction. The purchase by Buyer of the Units from the Sellers is intended to be treated in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2) and constitute from the perspective of the Sellers a sale on the Closing Date of their partnership interests in the Company pursuant to Section 741 of the Code and from the perspective of Buyer a purchase on the Closing Date of the Company’s assets, and the Parties shall report on their respective Tax Returns Buyer’s acquisition of Units in a manner consistent with the foregoing, and shall not take a position in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with the foregoing, unless otherwise required by applicable Law.

7.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any additional amounts, penalties and interest) incurred in connection with the transactions provided for in this Agreement (“Transfer Taxes”) shall be borne by Buyer, and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes.

44

7.9 Miscellaneous.

(a) Notwithstanding anything to the contrary herein, this Article 7 shall govern all Tax matters involving the Company after the Closing Date.

(b) For purposes of this Article 7, all references to Buyer, the Sellers, or the Company shall include any successors thereto. Notwithstanding anything to the contrary in this Agreement, the covenants and agreements of the Parties contained in this Article 7 shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof).

ARTICLE 8

MISCELLANEOUS

8.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, that the Sellers shall pay all amounts payable to the Company Broker in connection with the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, in the event the transactions contemplated by this Agreement are consummated, the costs and expenses (including legal fees and expenses) of the Company incurred on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby shall constitute part of the Transaction Expenses.

8.2 No Third Party Beneficiaries. Except as expressly set forth herein (including Section 5.4), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.3 Entire Agreement. This Agreement, the Transaction Documents, the Confidentiality Agreement, and all other agreements, Exhibits, and Schedules referred to in the Transaction Documents shall constitute the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the transactions contemplated herein and supersede any and all prior written and any and all prior or contemporaneous oral understandings or agreements between Buyer, on the one hand, and any of the Sellers or the Company, on the other hand, relating to the subject matter of the Transaction Documents. No Party has been induced to enter into this Agreement by, nor is any Party relying upon, any representation, warranty, covenant or agreement other than those expressly set forth in the Transaction Documents.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign, directly or indirectly, by operation of law or otherwise, this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties.

45

8.5 Counterparts and Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the terms and conditions of this Agreement.

8.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.7):

If to any of the Sellers (other than the Seller Representative) to the address set forth below such Seller’s name on Schedule I.

If to Seller Representative:

Burrito Investment Group LLC

c/o Revelry Brands, LLC

2897 Mapleton Ave., Suite 100

Boulder, CO 80301

Attn: Brendan Synnott

Email: brendan@revelrybrands.com

and

Burrito Investment Group LLC

c/o Spier Consumer Capital LLC

2005 10th Street

Boulder, CO 80304

Attn: Thomas Spier

Email: tom@spiercap.com

46

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017

Attn: Eric J. Dale, Esq.

Email: edale@rc.com

If to Buyer Parent, Buyer or the Company:

Boulder Brands, Inc.

1600 Pearl Street, Suite 300

Boulder, CO 80302

Attention: Timothy Kraft, Esq.

Email: tkraft@boulderbrands.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter, Esq.

Email: philip.richter@friedfrank.com

8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

47

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (i) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

8.9 Legal Representation. The Parties agree that the fact that Robinson & Cole LLP has represented the Company, the Seller Representative, certain Sellers and certain of their respective Affiliates prior to Closing shall not prevent Robinson & Cole LLP from representing the Sellers, the Seller Representative or any of their respective Affiliates, or their respective equityholders, officers or managers, in connection with any matters involving, including without limitation any disputes between, any of the Parties after Closing. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Company in connection with this transaction will survive Closing and will remain in effect, provided that such privilege from and after the Closing will be controlled by the Seller Representative.

8.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by Buyer of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by Buyer. No waiver by the Sellers, or any of them, of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Seller Representative. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

8.11 Severability. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

48

8.12 Disclosure Schedule. A disclosure made by Sellers in any section of the Disclosure Schedule (or subparts thereof) shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other sections of the Disclosure Schedule (or subparts thereof) to the extent its relevance to another section of the Disclosure Schedule (or subparts thereof) is readily apparent. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the business of the Company.

8.13 Specific Performance. Each of the Parties agrees and acknowledges that monetary damages would be an inadequate remedy for breach of, or failure to perform, any provision of this Agreement, and that breach of, or failure to perform, this Agreement will result in immeasurable and irreparable harm to the other Parties. Therefore, in addition to any other remedy to which a Party may be entitled by reason of another Party’s breach of any provision of this Agreement, such Party shall be entitled to temporary, preliminary and permanent injunctive relief, from any court of competent jurisdiction restraining any other Party from committing or continuing any breach of, and shall be entitled to an award of specific performance from any court of competent jurisdiction requiring any other Party to comply with its obligations under, any provision of this Agreement, in each case without any requirement to post any bond. The foregoing shall be in addition to any other remedy to which a Party is entitled pursuant to this Agreement.

8.14 Separate Counsel. The Parties hereto have had the opportunity to consult with their own legal counsel and other advisors and are entering into this Agreement voluntarily and with a full understanding of the meaning and legal effects of each provision contained in this Agreement. The Parties and their respective legal counsel, if applicable, have been involved in the negotiation and drafting of this Agreement. In the event of any dispute regarding the interpretation of any provision of this Agreement, the Parties agree that this Agreement and the provisions hereof shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

49

8.15 Seller Representative.

(a) Each Seller hereby appoints Burrito Investment Group LLC (solely in its capacity as such, and not in its capacity as Seller, the “Seller Representative”) as its true and lawful agent and attorney-in-fact with full power and authority to act, including full power of substitution, in such Seller’s name and on its behalf with respect to any and all matters arising from or in any way relating to the provisions of this Agreement expressly providing for the Seller Representative to act on behalf of the Sellers, including with respect to Section 1.3, Article 6, Article 7 and the Escrow Agreement, as fully as such Seller could if then present and acting alone. The Seller Representative shall have the power to enforce the obligations, covenants and agreements of each Seller under this Agreement, the Escrow Agreement and any other agreements entered into by the Seller Representative in connection with the transactions contemplated hereby (the “Seller Transaction Agreements”), in accordance with the terms hereof and thereof. Without limiting the generality of the foregoing, (a) any communication or other delivery validly delivered to the Seller Representative shall be deemed to have been validly delivered to each of the Sellers, (b) any waiver of any provision of any Seller Transaction Agreement or consent, or compromise of any claim arising from or relating to this Agreement or any Seller Transaction Agreement, by the Seller Representative shall be binding upon each and every Seller, and (c) the Seller Representative is hereby authorized to execute for and on behalf of each Seller (i) any amendment to this Agreement or any Seller Transaction Agreement that does not adversely affect any Seller with respect to any other Seller or (ii) any other agreement, document, certificate or instrument contemplated hereby or thereby. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Sellers as a matter of contract law. Buyer shall be entitled to rely (without investigation) on any action taken by the Seller Representative as being taken by the Seller Representative for himself and on behalf of each of the Sellers, and fully authorized by each of the Sellers. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Seller or by operation of law, whether by the death or incapacity of any Seller or the occurrence of any other event, and any action taken by the Seller Representative shall be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Seller or the Seller Representative shall have received any notice thereof. In the event the Seller Representative refuses or is no longer capable of serving as the Seller Representative hereunder, then Sellers holding at least a majority of the Units immediately prior to the Closing shall promptly appoint a successor Seller Representative who shall thereafter be a successor Seller Representative hereunder and the Seller Representative shall serve until such successor is duly appointed and qualified to act hereunder. No bond will be required of the Seller Representative. The Seller Representative shall not be liable to any Seller for any act done or omitted hereunder as Seller Representative while acting in good faith and in the absence of bad faith or willful misconduct. The Sellers shall indemnify, severally in accordance with the Seller Allocation and not jointly, the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

(b) From and after the Closing, Buyer shall provide the Seller Representative with reasonable access to information of or about the Company and the reasonable assistance of the Company’s officers, managers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Seller Representative shall (i) treat confidentially and not disclose any nonpublic information from or about the Company (except on a need to know basis to the Seller Representative’s retained advisors for such matter who agree to treat such information confidentially, or as required by applicable Law or requested by any Governmental Entity) and (ii) not have access to materials or information that, in the reasonable discretion of Buyer, could result in the loss of attorney-client privilege by the Company.

50

(c) The Representative Expenses Escrow Fund shall be held by the Seller Representative in a segregated account and shall be a source of funds for the Seller Representative to perform its duties and obligations as Seller Representative. In the event that the Seller Representative incurs any out-of-pocket costs or expenses (including, without limitation, any legal costs and expenses) in connection with the performance of its duties and obligations hereunder, the Seller Representative shall be entitled to reimburse itself for such costs and expenses out of the Representative Expenses Escrow Fund. The Seller Representative shall retain an itemized list of such reimbursed costs and expenses, and reasonable documentation with respect thereto. As soon as practicable after the second anniversary of the Closing Date, the Seller Representative shall disburse the Representative Expenses Escrow Fund to the Sellers in accordance with their Seller Allocation; provided, however that the Seller Representative shall be entitled to retain an amount from the Representative Expenses Escrow Fund that it reasonably anticipates will be necessary to cover anticipated costs and expenses to be incurred by the Seller Representative in the performance of its duties and obligations hereunder (which amount shall remain available for reimbursement by the Seller Representative hereunder). In the event that the Seller Representative concludes, in its sole discretion, that any such amount retained is no longer necessary to cover anticipated costs and expenses, the Seller Representative shall disburse such amount to the Sellers in accordance with the Seller Allocation.

(d) Promptly following the Incentive Company’s receipt of its portion of the Closing Payment and any amount from the Escrow Fund or the Representative Expenses Escrow Fund, the Incentive Company shall, and the Seller Representative, as Manager of the Incentive Company, shall cause the Incentive Company to, distribute such amount (less any costs and expenses incurred by the Incentive Company and any reasonable reserves for anticipated costs and expenses) to the members of the Incentive Company in accordance with the Incentive Company Operating Agreement, subject to any withholding required to be made by the Incentive Company.

8.16 Buyer Parent Guaranty. Buyer Parent fully, irrevocably and unconditionally guarantees to the Sellers the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Buyer and, after the Closing, the Company under this Agreement and the other Transaction Documents, including Buyer’s obligation to satisfy all indemnification and other payment obligations of Buyer arising in connection with this Agreement and the other Transaction Documents, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required (the “Buyer Obligations” and such guaranty, the “Buyer Parent Guaranty”). The Buyer Parent Guaranty constitutes an irrevocable and continuing guarantee of payment and performance and Buyer Parent shall be liable for any breach of any of the Buyer Obligations. The Buyer Parent Guaranty shall remain in full force and effect and shall be binding on Buyer Parent and its successors and assigns until all Buyer Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Buyer under this Agreement expire).

8.17 Construction.

(a) Any reference herein to “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

51

(b) The words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

(c) Any reference to any Article, Section, Exhibit and paragraph shall be deemed to refer to an Article, Section, Exhibit or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d) Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

(e) All monetary figures shall be in United States dollars unless otherwise specified.

(f) The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim.

(g) The word “or” is not exclusive.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(i) The term “close of business” shall mean 5 p.m. (ET).

[Signature Page Follows]

52

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

GFA BRANDS, INC.

By:	/s/ Stephen B. Hughes
Name: Stephen B. Hughes
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

BUYER PARENT:

BOULDER BRANDS, INC.

By:	/s/ Stephen B. Hughes
Name: Stephen B. Hughes
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

SELLERS:

BURRITO INVESTMENT GROUP LLC

By:	Revelry Brands, LLC, a Manager

By:	/s/ Brendan Synnott
Name: Brendan Synnott
Title: Member

ACG BURRITO INVESTORS LLC

By:	Alliance Consumer Growth, LLC, its Manager

By:	/s/ Trevor Nelson
Name: Trevor Nelson
Title: Managing Member

BURRITO HOLDING COMPANY, INC.

By:	/s/ Philip Anson
Name: Philip Anson
Title: President

PHIL’S INCENTIVE COMPANY, LLC

By:	Burrito Investment Group, LLC, its Manager

By:	Revelry Brands, LLC, its Manager

By:	/s/ Brendan Synnott
Name: Brendan Synnott
Title: Member

[Signature Page to Unit Purchase Agreement]

SELLER REPRESENTATIVE:

BURRITO INVESTMENT GROUP LLC

By:	Revelry Brands LLC, a Manager

By:	/s/ Brendan Synnott
Name: Brendan Synnott
Title: Member

[Signature Page to Unit Purchase Agreement]

SCHEDULE I

SELLERS

Name and Address	Units	Seller Allocation
Burrito Holding Company, Inc. 2981 Lorraine Court Boulder, CO 80304	1,474,275 Common Units	18.47%
ACG Burrito Investors LLC 655 Madison Avenue, 20th Floor New York, NY 10065	1,260,955 Series B Preferred Units	15.80%
Burrito Investment Group LLC c/o Revelry Brands, LLC 2897 Mapleton Ave., Suite 100 Boulder, CO 80301	4,422,822 Series A Preferred Units and 78,810 Series B Preferred Units	56.39%
Phil’s Incentive Company, LLC c/o Revelry Brands, LLC 2897 Mapleton Ave., Suite 100 Boulder, CO 80301	745,829 Incentive Units	9.34%

SCHEDULE II

NON-COMPETE PARTIES

1.	Spier Consumer Capital, LLC
2.	Thomas Spier

3.	Revelry Brands, LLC
4.	Brendan Synnott

5.	Philip Anson
6.	Burrito Holding Company, Inc.

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below.

“Affiliate” shall mean, with respect to a Person, each other Person controlled by, controlling, or under common control with, such Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock, other equity interest, as trustee or executor, by contract, credit arrangement or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 7.7(a).

“Base Pay” with respect to any terminated Company Continuing Employee, shall mean such Company Continuing Employee’s regular rate of base salary (determined on a monthly basis) payable immediately preceding such Company Continuing Employee’s employment termination date. Base Pay does not include discretionary bonuses, other variable compensation, or extra pay.

“Benefit Plan” shall have the meaning set forth in Section 3.10(a).

“Board Member” shall have the meaning ascribed to such term in the Company Operating Agreement.

“Bonus Payment Date” shall have the meaning set forth in Section 5.3(d).

“Business” shall mean the manufacture and sale of frozen entrees, natural frozen burritos, natural frozen pizzas and natural frozen snacks, as conducted by the Company as of the Closing Date.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in Boulder, Colorado are not required to be open.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Benefit Plan” shall have the meaning set forth in Section 5.3(b).

“Buyer Indemnitee” shall have the meaning set forth in Section 6.2.

“Buyer Obligations” shall have the meaning set forth in Section 8.16.

“Buyer Parent” shall have the meaning set forth in the Preamble.

“Buyer Parent Guarantee” shall have the meaning set forth in Section 8.16.

“Cap” shall have the meaning set forth in Section 6.4(b).

A-1

“Cash on Hand” shall mean, as of the date of determination, the aggregate amount of all unrestricted cash and cash equivalents, including readily marketable securities and certificates of deposit, of the Company as determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks, wire transfers and drafts and shall include checks, wire transfers and drafts deposited or available for deposit for the account of the Company.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Certificate” shall have the meaning set forth in Section 1.5(b)(iii).

“Closing Date” shall have the meaning set forth in Section 1.4.

“Closing Payment” shall have the meaning set forth in Section 1.5(a)(i).

“Closing Working Capital” shall mean trade accounts receivable (net of allowances and reserves), inventory (net of reserves), prepaid expenses (but, for the avoidance of doubt, shall not include any accounts or notes receivables from, and any prepaid expenses paid to, any Sellers or any of their respective Affiliates) and other current assets of the Company (excluding Cash on Hand, deferred Tax assets and any Tax benefit relating to a Transaction Expense), less accounts payable and accruals (including accruals for bonuses and other expenses) and other current liabilities (excluding Funded Indebtedness, Transaction Expenses, deferred Tax liabilities and accruals for tax preparation fees not for services previously rendered) of the Company, determined in each case in accordance with GAAP consistently applied and using the same accounting methods, practices, principles, policies and procedures used for purposes of preparing the Most Recent Balance Sheet. It is agreed that for purposes of the definition of “Closing Working Capital”, accruals for bonuses shall include a pro-rated portion (based on the number of days in 2013 through the date hereof as compared to 365) amount of the aggregate Section 5.3(d) Bonus Payments (and the employer portion of any payroll, employment or similar Taxes with respect to such amount).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning ascribed to such term in the Company Operating Agreement.

“Company” shall have the meaning set forth in the Recitals.

“Company Broker” shall have the meaning set forth in Section 3.17.

“Company Continuing Employees” shall have the meaning set forth in Section 5.3(a).

“Company Employees” shall mean any present or former employees of the Company.

“Company Gluten-Free Products” shall have the meaning set forth in Section 3.19(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.11.

“Company IT Assets” shall have the meaning set forth in Section 3.11(e).

A-2

“Company Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company, dated January 9, 2012, as amended.

“Company Products” shall have the meaning set forth in Section 3.19(a).

“Company Real Property” shall mean the real property currently leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Company SM Accounts” shall mean all Facebook, Pinterest, YouTube, Instagram, Twitter and other social media accounts registered to, on behalf of, or for the benefit of the Company.

“Confidential Information” shall have the meaning set forth in Section 5.7.

“Contest” shall have the meaning set forth in Section 7.5(b).

“Contract” shall mean any agreement, contract, arrangement, understanding, undertaking, obligation, commitment or other legally binding arrangement, whether oral or written, and any amendments and supplements thereto.

“Data” shall have the meaning set forth in Section 3.11(f).

“Data Room” shall mean that certain database of documents compiled by the Sellers and made available to Buyer.

“Deductible” shall have the meaning set forth in Section 6.4(a).

“Direct Claim” shall have the meaning set forth in Section 6.5(c)

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller Representative to Buyer on the date hereof.

“Disputed Amounts” shall have the meaning set forth in Section 1.3(b)(iv).

“Environmental Claim” shall mean any Order, Proceeding, written notice (including notice that the Company or any of its predecessors is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site containing Hazardous Materials or other location allegedly used for the disposal of Hazardous Materials), investigation, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit or (c) any other liability arising under any Environmental Law.

“Environmental Law” shall mean any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

A-3

“Environmental Notice” shall mean any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with, or liability under, any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” shall mean any Permit required under or issued, granted, authorized by or made pursuant to Environmental Law.

“Equity Securities” of any Person shall mean any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock, phantom interests, and limited liability company, partnership and joint venture interests) of such Person, and all securities or rights exchangeable for or convertible or exercisable into, or the value of which is derived to any significant extent from the value of, any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning set forth in Section 1.5(a)(i).

“Escrow Agent” shall mean Bank of America, N.A..

“Escrow Agreement” shall mean that certain Escrow Agreement among Buyer, the Seller Representative and Escrow Agent, in the form attached as Exhibit B.

“Escrow Amount” shall mean an amount equal to $4,800,000.

“Escrow Fund” shall mean the Escrow Amount, plus any interest accrued thereon, less any amounts distributed therefrom, in each case pursuant to the terms hereof and the Escrow Agreement.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.3(a).

“Estimated Purchase Price Statement” shall have the meaning set forth in Section 1.3(a).

A-4

“Event” shall mean any event, change, discovery of information, development, effect, condition, result, circumstance, matter, occurrence or state of facts.

“FDA” shall have the meaning set forth in Section 3.20(a).

“FDCA” shall have the meaning set forth in Section 3.20(a).

“Financial Statements” shall mean (i) the audited balance sheet of the Company as of December 31, 2012 and 2011, and the related statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes, and (ii) the Most Recent Balance Sheet and the related statements of operations, changes in memberships’ equity and cash flows for the 11-month period then ended.

“Fundamental Representation” shall have the meaning set forth in Section 6.1.

“Funded Indebtedness” shall mean, without duplication (a) all indebtedness of the Company for borrowed money (whether or not represented by bonds, debentures, notes or similar instruments) or the deferred purchase price of property or services, (b) all other indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, hedging agreements or letter of credit reimbursement agreements, (c) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (d) all indebtedness of the Company secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (e) all obligations under leases that are, or are required to be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as a lessee, (f) other commitments or obligations to assure against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (g) commitments (contingent or otherwise) to pay deferred purchase amounts for property or services, including all notes, earn-out payments, purchase price adjustment payments and non-competition payments (but other than trade payables incurred in the Ordinary Course of Business which are not more than ninety (90) days past due), (h) any Liability of the Company to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities; (i) any Liability of the Company in respect of banker’s acceptances or outstanding letters of credit (whether or not drawn) or similar facilities, (j) any obligations under, or associated with, any hedging, interest rate or currency protection, or swap agreements, including any associated unrealized Losses, (k) all interest, fees, penalties, prepayment penalties, breakage costs and other expenses owed (or to be owed in connection with the repayment thereof) with respect to indebtedness referred to above) and (l) any Liability of the Company for any other Person’s Liability or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any federal, state or local court, tribunal, arbitrator, authority, agency, commission, official or other authority or instrumentality.

“Hazardous Materials” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, that is listed, classified, or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, toxic mold, and polychlorinated biphenyls.

A-5

“Incentive Company” shall mean Phil’s Incentive Company, LLC, a Delaware limited liability company.

“Incentive Company Operating Agreement” shall mean that certain Limited Liability Company Agreement of the Incentive Company, dated as of May 10, 2010.

“Incentive Units” shall have the meaning ascribed to such term in the Company Operating Agreement.

“Indemnified Party” shall have the meaning set forth in Section 6.4.

“Indemnifying Party” shall have the meaning set forth in Section 6.4.

“Independent Accountants” shall have the meaning set forth in Section 1.3(b)(iv).

“Insurance Policies” shall have the meaning set forth in Section 3.15.

“Intellectual Property” shall mean all trademarks; trade names; service marks; Internet domain names; copyrights, including those in computer programs and software, including all source and object code and including those in and in websites and related content; any rights associated with creative works, including works of authorship; trade secrets including recipes; patents; patent applications; inventions; know-how, processes, designs, algorithms, drawings and documentation, whether or not secret and whether or not reduced to writing; registrations for, and applications to register, any of the foregoing; and any rights under any license to any of the foregoing, whether or not subject to statutory registration or protection.

“Inventory” shall have the meaning set forth in Section 3.21.

“Key Customers” shall have the meaning set forth in Section 3.22.

“Key Suppliers” shall have the meaning set forth in Section 3.22.

“Law” shall mean any U.S. or foreign federal, national, state, municipal or local statute, law, code, rule, regulation, ordinance, constitution, treaty, Order, legally binding guidance document or other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law (including, for the avoidance of doubt, any laws relating to gaming, anti-corruption and anti-money laundering).

“Leases” shall have the meaning set forth in Section 3.8(b).

“Legal Requirements” shall mean any requirement arising under any action, Law, proceeding, determination or direction of an arbitrator or Governmental Entity.

“Liability” shall mean, with respect to any Person, any liability, commitment or obligation of such Person of any kind, character, description or nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

A-6

“Lien” shall mean any lien (statutory or otherwise), mortgage, deed of trust, community property interest, option, easement, encroachment, right of way, pledge, charge, claim, right of first refusal, encumbrance or other security interest, or similar right of others or restriction of any sort, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to give any of the foregoing.

“Losses” shall mean any claims, demands, losses, damages, Liabilities, Proceedings, judgments, interest, awards, penalties, fines, costs and expenses (including reasonable costs, fees and expenses of auditors, expert witnesses or attorneys and costs and expenses of investigation, litigation, defense and enforcement), including losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment.

“Material Adverse Effect” shall mean any Event or Events that, individually or in the aggregate, have a material adverse effect on the business, results of operations, condition (financial or otherwise), liabilities, operations or assets of the Company; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect:

(a) changes that are the result of economic or political factors affecting the national, regional or world economy, acts of war (whether or not declared) or terrorism or acts of God unless there is a disproportionate impact on the Company as compared to other companies that operate in the same industry or business as the Company;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates unless there is a disproportionate impact on the Company as compared to other companies that operate in the same industry or business as the Company;

(c) changes in Law or accounting rules (including GAAP) or the interpretation thereof unless there is a disproportionate impact on the Company as compared to other companies that operate in the same industry or business as the Company;

(d) any failure of the Company to meet any internal or published projections, forecasts or venue or earnings predictions (it being understood and agreed that the underlying facts and circumstances that caused such failure may constitute, and may be taken considered in determining whether there has occurred, a Material Adverse Effect); and

(e) changes that result from any action taken by the Company pursuant to or in accordance with this Agreement.

“Material Contract” shall have the meaning set forth in Section 3.6(a).

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean November 30, 2013.

A-7

“Negative Adjustment” shall have the meaning set forth in Section 1.3(c)(ii).

“Non-Compete Party” shall mean the Persons set forth on Schedule II hereto.

“Order” shall mean any order, injunction, decision, stipulation, determination, ruling, judgment, decree, ruling, assessment or award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” shall mean with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Party” or “Parties” shall mean Buyer, the Seller Representative and/or each of the Sellers, as the case may be.

“Permits” shall have the meaning set forth in Section 3.13(b).

“Permitted Equity Liens” shall have the meaning set forth in Section 1.1.

“Permitted Liens” shall mean (a) statutory Liens imposed by Law for Taxes that are not yet due and payable and for which there are adequate accruals or reserves reflected in the Price Components of the Estimated Purchase Price Statement, (b) landlords’, carriers’, vendors’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the Ordinary Course of Business, and with respect to amounts not overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves reflected in the Price Components of the Estimated Purchase Price Statement, (c) easements, rights-of-way, restrictions and other similar encumbrances which do not, individually or in the aggregate, interfere with the use or marketability of the relevant assets and are not, individually or in the aggregate, material to the Company, and (d) Liens securing Funded Indebtedness.

“Person” shall mean an individual, a partnership, a general partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an entity, an unincorporated organization or any Governmental Entity or heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Positive Adjustment” shall have the meaning set forth in Section 1.3(c)(i).

“Pre-Closing Date Share” shall have the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or prior to the Closing Date.

A-8

“Pre-Closing Taxes” shall mean (i) all Taxes of the Company and any current or former Subsidiaries of the Company with respect to Pre-Closing Tax Periods and (ii) the Pre-Closing Date Share of all Taxes of the Company and any current or former Subsidiaries of the Company with respect to Straddle Periods.

“Price Components” shall have the meaning set forth in Section 1.3(a).

“Privacy Laws” shall have the meaning set forth in Section 3.11(f).

“Privacy Policy” shall have the meaning set forth in Section 3.11(f).

“Privacy Rules” shall have the meaning set forth in Section 3.11(f).

“Proceeding” shall mean any action, demand, inquiry, suit, hearing, claim, cross-claim, third-party claim, arbitration, audit, Order, hearing, citation, summons, subpoena, indictment, investigation, litigation, grievance, notice of violation or noncompliance, or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, or otherwise.

“Product Recipes” shall have the meaning set forth in Section 3.21.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchase Price Allocation” shall have the meaning set forth in Section 7.7(a).

“Purchase Price Statement” shall have the meaning set forth in Section 1.3(b)(i).

“Related Party” as to any Person, shall mean such Person’s Affiliates and the directors, officers, employees, equityholders or managers of the Person or any member of such Person’s family or any of their respective Affiliates.

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” shall have the meaning set forth in Section 5.9.

“Released Parties” shall have the meaning set forth in Section 5.9.

“Releasing Parties” shall have the meaning set forth in Section 5.9.

“Representative Expenses Escrow Amount” shall mean $225,000.

“Representative Expenses Escrow Fund” shall mean the fund established pursuant to Section 1.5(a)(iii) and Section 8.15(c) for the benefit of the Sellers, to be held by the Seller Representative in accordance with Section 8.15(c).

A-9

“Resolution Period” shall have the meaning set forth in Section 1.3(b)(iii).

“Restructuring” shall have the meaning set forth in Section 1.5(b)(vi).

“Review Period” shall have the meaning set forth in Section 1.3(b)(ii).

“Schedule” shall mean a section of the Disclosure Schedule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 5.3(d) Bonus” shall have the meaning set forth in Section 5.3(d).

“Seller” and “Sellers” shall have the meaning set forth in the Preamble.

“Seller Allocation” shall have the meaning set forth in Section 1.3(b)(v).

“Seller Indemnitee” shall have the meaning set forth in Section 6.3.

“Seller Representative” shall have the meaning set forth in Section 8.15(a).

“Seller Transaction Agreements” shall have the meaning set forth in Section 8.15(a).

“Sellers’ Knowledge” or any phrase of similar import, shall mean the actual knowledge, after reasonable inquiry, of Philip Anson, Alyssa Ferenz, Phil Mason, Chris Mears, Andrew Jaffe and John Jennings.

“Series A Preferred Units” shall have the meaning ascribed to such term in the Company Operating Agreement.

“Series B Preferred Units” shall have the meaning ascribed to such term in the Company Operating Agreement.

“Specified Persons” shall have the meaning set forth in Section 5.8.

“Statement of Objections” shall have the meaning set forth in Section 1.3(b)(iii).

“Straddle Period” shall have the meaning set forth in Section 7.1.

“Straddle Returns” shall have the meaning set forth in Section 7.2(b).

“Subsidiary” as to any Person, shall mean any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or similar body) of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.

“Tail Policy” shall have the meaning set forth in Section 5.4(b).

A-10

“Target Working Capital” shall mean $2,331,862.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or Tax Authority (including taxes of another Person owing under a Contract, as a transferee or successor, pursuant to U.S. Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or otherwise), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, occupation, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar-charges.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” shall mean any return, report, information return, schedule, certificate, statement, election, or other document (including any related or supporting information) supplied to any government or Tax Authority in connection with any Tax.

“Third-Party Claim” shall have the meaning set forth in Section 6.5(a).

“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Non-Compete Agreements, the Closing Certificate and the other certificates or statements contemplated by this Agreement to be delivered by the any of the Parties hereto.

“Transaction Expenses” shall mean all fees and expenses incurred or otherwise payable by the Company in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (whether incurred on, prior to or after the date hereof and whether incurred in connection with the Transaction Documents or otherwise), pursuant to any Contracts entered into by or on behalf of the Company, or by reason of actions taken by the Company, as of or prior to Closing, including (i) any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., (ii) filing fees and expenses incurred in connection with any filing by Company with a Governmental Entity, (iii) all fees and payments payable by the Company in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby or otherwise, including fees and payments to obtain any consents, approvals or authorizations necessary in connection with this Agreement and the other Transaction Documents or any of the transactions contemplated hereby or thereby, (iv) any change of control, closing and /or severance or retention or similar bonuses, benefits or payments payable or owing to any officer, director or employee of the Company as a result of, in connection with this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated by hereby or thereby , whether triggered solely as a result thereof or triggered as a result of, or in connection with, any such agreement or transaction and the occurrence of another Event, (v) the employer portion of any payroll, employment or similar Taxes incurred with respect to (A) making any payments described in clause (iv) of this definition or (B) any other compensatory payments made to any officer, director or employee of the Company pursuant to this Agreement, (vi) all premiums and other amounts payable by the Company in connection with the Tail Policy, and (vii) any such fees incurred by the Sellers paid for or to be paid for by the Company.

A-11

“Transfer Taxes” shall have the meaning set forth in Section 7.8.

“Units” shall have the meaning set forth in the Preamble.

“U.S. Treasury Regulations” shall mean the United States Treasury Regulations promulgated under the Code.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

[Remainder of page intentionally left blank]

A-12